                                                                   EXHIBIT 10.11

C L I F F O R D          SOCIETE D'EXERCICE LIBERAL D'ADVOCATS A FORME ANONYME
C H A N C E


                                                               EXECUTION VERSION

                               Dated 24 May, 2002

                CEAC, COMPAGNIE EUROPEENNE D'ACCUMULATEURS S.A.S.

                                  as Originator


                            EXIDE HOLDING EUROPE S.A.

                                 as Offer Agent


                            EXIDE EUROPE FUNDING LTD

                            as Receivables Purchaser


                          CITIBANK, N.A. London Branch

                               as Operating Agent

                   ___________________________________________


                    AMENDED RECEIVABLES SUBROGATION AGREEMENT

                   ___________________________________________

                                    CONTENTS

CLAUSE                                                                             PAGE
1.      AMENDMENTS ...............................................................   5

2.      FACILITY .................................................................  29

3.      CONDITIONS PRECEDENT .....................................................  30

4.      SUBROGATION ..............................................................  34

5.      COLLECTIONS AND SETTLEMENT ...............................................  38

6.      FEES AND COSTS ...........................................................  40

7.      PAYMENTS AND COMPUTATIONS, ETC. ..........................................  41

8.      REPRESENTATIONS AND WARRANTIES OF THE ORIGINATORS AND EXIDE EUROPE .......  42

9.      AFFIRMATIVE COVENANTS OF each ORIGINATOR .................................  47

10.     NEGATIVE COVENANTS OF each ORIGINATOR and exide europe ...................  50

11.     REPORTING REQUIREMENTS OF THE ORIGINATORS ................................  51

12.     SERVICER, COLLECTIONS AND RECEIVABLES PURCHASER ACCOUNT ..................  53

13.     PROTECTION OF THE RECEIVABLES PURCHASER'S RIGHTS .........................  57

14.     RESPONSIBILITIES OF THE ORIGINATORS ......................................  58

15.     AGENCY AND INDEMNITIES ...................................................  60

16.     AMENDMENTS, ETC. .........................................................  63

17.     NOTICES ..................................................................  63

18.     NO WAIVER: REMEDIES ......................................................  63

19.     BINDING EFFECT: ASSIGNABILITY ............................................  64

20.     FURTHER ASSURANCE - RESTRUCTURING ........................................  65

21.     TERMINATION ..............................................................  66

22.     NO PROCEEDINGS ...........................................................  66

23.     SEVERABILITY .............................................................  66

24.     CONFIDENTIALITY ..........................................................  66

25.     GOVERNING LAW AND JURISDICTION ...........................................  67

SCHEDULE 1 Credit and Collection Policy .........................................  68

SCHEDULE 2 Form of Settlement Statement .........................................  69

SCHEDULE 3 Form of Summary Report ...............................................  70

SCHEDULE 4 ......................................................................  71

Part A CEAC Collection Account Bank Mandate .....................................  68

Part B Exide Collection Account Bank Mandate ....................................  69

Part C amendment letters in respect of Collection Account bank mandates .........  70

SCHEDULE 5 Initial Conditions Precedent .........................................  79

SCHEDULE 6 Form of Quittance Subrogative ........................................  81

SCHEDULE 7 Form of Contract .....................................................  84

SCHEDULE 8 Information to be provided to Exide Europe ...........................  85

SCHEDULE 9 Form of Admission of Additional Originator ...........................  88

SCHEDULE 10 List of Account Debtors Other Than Designated Account Debtors .......  91

SCHEDULE 11 Enigma licence agreement ............................................  92

SCHEDULE 12 Notification Letter .................................................  94

SCHEDULE 13 Form of Letter of Acceptance of the Stipulation pour Autrui .........  98

SCHEDULE 14 Directors' Certificate ..............................................  99

SCHEDULE 15 Power of Attorney in favour of Citibank ............................. 101

SCHEDULE 16 Special Dilution Reserve ............................................ 105

THIS AMENDED RECEIVABLES SUBROGATION AGREEMENT, dated 24 May 2002, is made among:

(1) CEAC, COMPAGNIE EUROPEENNE D'ACCUMULATEURS S.A.S., a French societe anonyme with its registered office at 5-7, allee des Pierres Mayettes, 92230 Gennevilliers, which has absorbed Batteries Hagen S.A. ("CEAC");

(2) EXIDE HOLDING EUROPE S.A., a French Societe Anonyme, with its registered office at 5-7 Allee des Pierres Mayettes, 92636 Gennevilliers Cedex, France (the "Offer Agent" or "Exide Europe" as applicable);

(3) EXIDE EUROPE FUNDING Ltd., a company with its registered office at 22 Grenville Street, St. Helier, Jersey JEA 8PX, Channel Islands, (the "Receivables Purchaser"); and

(4) CITIBANK N.A., a United States national banking association, acting through its London branch at 336 Strand, London WC2R 1HB (the "Operating Agent").

Preliminary Statements

(A) On 6 June 1997, the parties hereto have entered into a receivables subrogation agreement (the "Original Receivables Subrogation Agreement") pursuant to which the parties thereto have agreed that CEAC was, from time to time, transferring by way of subrogation certain of its Receivables arising under certain Contracts and that the Purchaser, at its sole discretion, was purchasing such Receivables.

(B) The parties hereto wish to amend the Original Receivables Subrogation Agreement with effect from the Effective Date.

(C) Batteries Hagen S.A., which was party to the Original Receivables Subrogation Agreement has since been absorbed by CEAC.

(D) CEAC has at present and expects to have in the future Receivables owed to it which arise in the course of its business.

(E) CEAC desires from the Effective Date to transfer, on each Programme Business Day, by way of subrogation pursuant to article 1250-1(degrees) of the French Civil Code certain of its Receivables, and the Receivables Purchaser desires to acquire, on each Programme Business Day, such Receivables from CEAC on or after the Effective Date.

(F) CEAC and the Receivables Purchaser have agreed, upon the terms and subject to the conditions of this Agreement, that from the Effective Date the Offer Agent will on each Programme Business Date for and on behalf of CEAC offer to transfer by way of subrogation Receivables arising, from time to time, from Contracts and, in the event that the Receivables Purchaser determines to accept such offers, it will do so in the manner prescribed herein.

(G) CEAC and the Receivables Purchaser have capital links that confers on Exide Holding Europe common control over them, within the meaning of article L. 511-7-3(degrees) of the Monetary and Financial Code (formerly 12-3(degrees) of the French Banking Act n(degrees) 84-46 dated 24 January 1984 as amended and supplemented).

(H) Upon the terms and subject to the conditions of this Agreement, the Receivables Purchaser and CEAC have agreed from the Effective Date that CEAC will transfer the Receivables by way of subrogation to the Receivables Purchaser and CEAC acknowledges that the Receivables Purchaser will on-transfer such Receivables by way of an unperfected transfer to Batteries Funding Ltd ("Batteries Funding").

(I) The Operating Agent has been requested and is willing to act as operating agent as set out in this Agreement and, in particular, in Clause 15(A) subject to the ability of the Operating Agent to delegate its obligations pursuant to the terms of this Agreement and, in particular, Clause 4(G).

(J) CEAC as promettant, the Receivables Purchaser as stipulant and Batteries Funding as beneficiaire have agreed, upon the terms and subject to the conditions hereof, that the Receivables Purchaser is willing to stipulate and CEAC is willing to promise, for the benefit of the beneficiaire in accordance with articles 1121 and 1122 of the French Civil Code in respect of the same representations, warranties, covenants and obligations as granted by CEAC herein.

NOW, THEREFORE, the parties agree as follows:

1.    AMENDMENTS

      Agreement:

      (1) Amendment: With effect from and including the Effective Date, the Parties hereto agree with each other that the Original Receivables Subrogation Agreement shall be amended in the form set out herein.

      (2)   Continuity and Further Assurance:

            (a) Continuing Obligations: The provisions of the Original Receivables Subrogation Agreement shall, save as amended hereby, continue in full force and effect and all obligations, which have arisen prior to the Effective Date will be performed after the Effective Date in accordance with the terms of this Agreement as amended hereunder.

            (b) Novation: In no event shall the present Agreement be construed as a novation of the Original Receivables Subrogation Agreement.

            (c) Further Assurance: Each of the parties hereto shall, at the costs of the Originator, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

      (3) Governing law: Insofar as it amends the Original Receivables Subrogation Agreement, this Agreement shall be construed in accordance with French law.

      (4) Consent to Jurisdiction: Insofar as it amends the Original Receivables Subrogation Agreement, the Parties hereto irrevocably agree that the Tribunal de Commerce de Paris shall have the exclusive jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such court.

1.bis DEFINITIONS AND CONSTRUCTION

      In this Agreement (including the Preliminary Statements):

(A) Accounting Terms: All accounting terms not specifically defined in this Agreement shall be construed in accordance with generally accepted accounting principles as in effect on the date hereof in France.

(B)   Defined Terms: The following terms shall have the meanings indicated:

      "Accord de Gage-Especes" means the accord de gage-especes entered into on the date hereof, as amended from time to time, between CEAC, the beneficiary named therein and the Operating Agent.

      "Account Debtor" means a Person obliged to make payment(s) pursuant to a Contract.

      "Accounts Receivable Listing" means a list, by invoice number, of all Receivables in respect of the Contracts entered into with Designated Account Debtors which are shown on each Originator's general ledger as outstanding as at (but excluding) each relevant Reference Date including the information specified in Clause 4(D) together with such other information concerning each Receivable that are mentioned in the Annex to the Quittance Subrogative found in Schedule 6, and in such format, as the Operating Agent may specify.

      "Accounts Receivable Trial Balance" means each Originator's accounts receivable trial balance computer printout, containing a list of Designated Account Debtors together with the aged Outstanding Balance of the Receivables to be subrogated on any Settlement Date or Subrogation Date (as applicable).

      "Accruals" means, as of any time, the aggregate amount by which the face value of Eligible Receivables which are Subrogated Receivables have been reduced by virtue of any prompt payment discounts, accruals for volume rebates, warranty claims by the applicable Designated Account Debtor(s) and other credit notes (including without limitation, credit notes issued to Account Debtors as a result of disputes, claims and invoicing errors by the Originators).

      "Additional Designated Account Debtor" means an Account Debtor designated by an Originator as a Designated Account Debtor pursuant to Clause 4(A)(2).

      "Additional Originator" means any member of the Exide European Group which becomes party to this Agreement in accordance with Clause 19(D).

      "Admission of Additional Originator" means an agreement substantially in the form set out in Schedule 9.

      "Adverse Claim" means any claim of ownership, lien, privilege, saisie, revendication, hypotheque, security interest, mortgage, charge, or encumbrance or other right or claim of any Person.

      "Affiliate" means, when used with respect to a Person, a Subsidiary of that Person or a Holding Company of that Person or any other Subsidiary of that Holding Company.

      "Approved Currency" means, on the date hereof, Euro and, thereafter, with the prior written consent of the Operating Agent and in addition to Euro, Dollars.

      "Approved Jurisdiction" means each (i) jurisdiction in the European Union, or (ii) any other jurisdiction in respect of which an Originator has obtained as security from the applicable Designated Account Debtor a clear and unconditional demand letter of credit (governed by the Uniform Customs and Practice for Documentary Credits) from a bank whose short-term debt is rated at least A-1 and P-1 by the Rating Agencies, the term of which is in form and substance satisfactory to the Operating Agent (acting reasonably) and the conditions of which are in form and substance satisfactory to the Operating Agent (acting reasonably), and which letter of credit has been fully assigned to the Operating Agent on behalf of the Buyer (which assignment shall include full notice to the applicable bank issuing the letter of credit), requiring payment to be made directly to the Operating Agent.

      "Batteries Funding" means Batteries Funding Limited a company incorporated under the laws of the Republic of Ireland.

      "Capital" equals, on any Settlement Date, the aggregate of the Dollar Equivalent of the Subrogation Price paid to the Originators (including, on such Settlement Date, if any) less the aggregate amount of Collections which have been paid to Batteries Funding on such Settlement Date.

      "CEAC Collection Account" means the Compte de Recouvrement d'Affectation Speciale dedicated collections account, opened in the name of CEAC in the books of BNP Paribas, with the designated numbers:

      Code Banque:            30004
      Code Guichet:           02146
      Numero de Compte: 00010261143
      Cle RIB:                   74

      "CEAC Collection Account Bank Mandate" means an agreement substantially in the form set out in Schedule 4 Part A.

      "CEAC Non-Transaction Account" means the account opened in the name of CEAC established with the Collection Account Bank with the designated numbers:

      Code banque:             30004
      Code guichet:            02146
      Numero de compte: 000100003511
      Cle RIB:                    74

      or such other account at such branch of such bank as CEAC may from time to time specify by written notice to the Collection Account Bank with a copy to the Operating Agent.

      "CEAC Payment Account" means the account opened in the name of CEAC established with the Collection Account Bank with the designated numbers:

      Code Banque :           30004
      Code Guichet :          02146
      Numero de compte: 00010462709
      Cle RIB :                  74

      "Citibank" means Citibank, N.A., a national banking association under the laws of the United States of America.

      "Collateral Provider" means any collateral provider under the Accord de Gage-Especes and the Commitment Letter.

      "Collection Accounts" means the CEAC Collection Account and the Exide Collection Account or such other account or accounts with the Collection Account Bank as may, with the prior written consent of the Operating Agent, be utilised for the purposes of this Agreement and designated as a Collection Account.

      "Collection Account Bank" means BNP Paribas acting through its branch at Agence Levallois Front de Seine, 41 rue Baudin - BP9 92301
      Levallois-Perret or such other branch or bank at which the Collection Accounts are, with the prior written consent of the Operating Agent, maintained from time to time.

      "Collection Account Bank Mandates" means the resolutions, instructions and signature authorities given by the Sub-Servicer to the Collection Account Bank in forms satisfactory to the Operating Agent, as they may be amended from time to time with the prior written consent of the Operating Agent, substantially in the form set out in Schedule 4 or in such other form as specified pursuant to Clause 8B(19).

      "Collections" means, with respect to any Subrogated Receivable, all cash collections received and other cash proceeds of that Subrogated Receivable excluding any cash proceeds arising under any transaction as referred to in Clause 19(C) and any Related Security with respect to that Subrogated Receivable.

      "Commitment Letter" means the commitment letter entered into on the date hereof, as amended from time to time, between CEAC, the Beneficiary named therein and the Operating Agent.

      "Concentration Amount" means as of any date, with respect to each Designated Account Debtor, the product of (a) the Concentration Limit applicable to such Designated Account Debtor and (b) the Dollar Equivalent of the Programme Eligible Receivables.

      "Concentration Limit" means, in relation to the aggregate Receivables for each Designated Account Debtor: (a) for any single Designated Account Debtor rated at least A-l or P-l or its equivalent by the Rating Agencies, 17%; (b) for any single Designated Account Debtor rated A-2 or P-2 or its equivalent by the Rating Agencies, 8.5%; (c) for any single Designated Account Debtor rated A-3 or P-3 or its equivalent by the Rating Agencies, 5.66%; (d) for any single Designated Account Debtor rated below A-3 or P-3 or not rated on its short term debt, 3.4% (to the extent a Designated Account Debtor does not have a short term rating but has an actual or implied senior long-term debt rating, the applicable percentage will be determined based on equivalent senior long-term debt ratings (as determined by the Operating Agent) for the short term ratings specified above).

      "Contract" means a written agreement (and, for the avoidance of doubt, includes any oral agreement evidenced by an invoice containing or referring to the standard terms of business of the relevant Originator) governed by French law between an Originator and an Account Debtor substantially in the form set out in Schedule 7 pursuant to which the Account Debtor is obliged to pay for goods or services sold or provided by such Originator (including any value added tax in respect thereof) from time to time.

      "Country" means France.

      "Credit and Collection Policy" means each Originator's policies, practices and procedures relating to Contracts and Receivables in form and content satisfactory to the Operating Agent in accordance with paragraph (l) of
      Schedule 5, as modified from time to time with the consent of the Operating Agent.

      "Currency Exchange Agreement" means the spot currency agreement and the forward currency agreement to be entered into on or prior to the Effective Date by Batteries Funding and a counterparty rated at least A-1 and P-1 or its equivalent by the Rating Agencies (a "Swap Counterparty") to exchange, respectively, the amount in Dollars received by Batteries Funding under the Facilities Agreement into the currencies of the denomination of the Receivables acquired by Batteries Funding under all Origination Agreements to which it is a party and the currencies of the amount of Collections payable to Batteries Funding under all Origination Agreements to which it is a party into Dollars.

        "Currency Exchange Costs" means the costs payable by Batteries Funding to the counterparty under the Currency Exchange Agreement (expressed as a percentage of Capital).

        "Daily Accounts Receivable Listing" means a list, by invoice number, of all of the Receivables against Designated Account Debtors which are shown on each Originator's general ledger as outstanding as at the Local Business Day immediately preceding each Subrogation Date including the information specified in Clause 4(D) together with such other information concerning each Receivable that are mentioned in the Annex to the Quittance Subrogative found in Schedule 6, and in such format, as the Operating Agent may specify.

        "Debt" means any indebtedness, present or future, actual or contingent in respect of moneys borrowed or raised or any financial accommodation whatever and, without limitation, shall include:

        (1) indebtedness under or in respect of a negotiable or other financial instrument, Guarantee, interest, gold or currency exchange, hedge or arrangement of any kind, redeemable share, share the subject of a Guarantee, discounting arrangement, finance lease or hire purchase agreement;

        (2) the deferred purchase price (for more than 90 days) of an asset or service; and

        (3) any obligation to deliver goods or other property or provide services paid for in advance by a financier or in relation to another financing transaction.

        "Deed of Payment Allocation and Cross-Indemnity" has the meaning given to that term in Clause 10(F) of this Agreement.

        "Deemed Settlement Date" means a date which would have been a Settlement Date were it not to fall during a Specified Bank Holiday Period.

        "Default Ratio" as of any date, is equal to the ratio (expressed as a percentage) for the most recent month for which such ratio is available of (i) aggregate Eligible Receivables which are Subrogated Receivables that were 91-120 days past due at the end of each such month plus Eligible Receivables which are Subrogated Receivables that were charged off (or without duplication, which should have been charged off) as uncollectible during each such month which, if they had not been charged off (or, without duplication, which should have been charged off) would have been less than 90 days past due during such month to (ii) aggregate sales giving rise to Receivables that were generated during the calendar month immediately preceding the commencement of the Loss Horizon preceding such date.

        "Defaulted Receivable" means an Eligible Receivable which is a Subrogated Receivable and:

        (1) which, after the original due date, remains unpaid in whole or in part for more than 90 days; or

        (2) in respect of which the Designated Account Debtor has taken any action, or suffered any event to occur, of the type described in Clause 11D(2); or

        (3) which has been, or should be, written off or provided for in the relevant Originator's books as uncollectible in accordance with its Credit and Collection Policy.

        "Designated Account Debtor" means, at any time, all Account Debtors (other than those designated in Schedule 10) unless the Operating Agent has advised the Offer Agent (on behalf of the Originators) that an Account Debtor shall not be considered a Designated Account Debtor.

        "Determination Date" means initially, the Effective Date and thereafter, each following Monday (or such other day as may be agreed from time to time between the Offer Agent (on behalf of the Originators) and the Operating Agent), provided however if such day is not a Programme Business Day, the applicable Determination Date shall be the next succeeding Programme Business Day).

        "Diluted Receivable" means that portion of any Eligible Receivable which is a Subrogated Receivable which is either (a) reduced or cancelled as a result of (i) any defective or rejected goods or services, or any failure by any Originator to deliver any goods or services or otherwise to perform under the underlying Contract or invoice, or (ii) any change in the terms of or cancellation of any Contract or invoice or any other adjustment by any Originator which reduces the amount payable by the Designated Account Debtor on the related Subrogated Receivable or (iii) any set-off in respect of any claim by the Designated Account Debtor on the related Eligible Receivable which is a Subrogated Receivable or (b) subject to any specific dispute, offset, counterclaim or defence whatsoever (except the discharge in bankruptcy of the Designated Account Debtor thereof).

        "Dilution Horizon" means, at any time, the estimated weighted average period in days between the issuance of invoices and the related credit note, if any, by the Programme Sellers, as such period is calculated by the Operating Agent from time to time.

        "Dilution Horizon Ratio" equals the higher of (a) the Dollar Equivalent of total sales giving rise to Programme Receivables for the Programme Sellers for the past Dilution Horizon divided by the Dollar Equivalent of the Outstanding Balance of Eligible Receivables (whether or not they are Paid Receivables) (as such term is used in each applicable Origination Agreement) aggregated among all Origination Agreements as of the end of the most recent month and (b) 0.5.

        "Dilution Ratio" as of any date, is equal to the ratio (expressed as a percentage) for the most recently ended month of (i) the aggregate amount of Receivables that become Diluted Receivables during each such month to (ii) the aggregate sales giving rise to Receivables that were originated during the preceding month.

        "Dilution Reserve" means as of any Settlement Date:

        (PER minus DefR) x max [DYN, FLOOR]

        where:

        DYN      =   [(SF2 x ED) + DVF] x DHR

        FLOOR    =   ED x DHR

        Provided that the Dilution Reserve shall never be less than the amount such that, when aggregated to the floor applicable to the Loss Reserve, is equal to the Euro Equivalent of Dollars 15,000,000 where:

        PER      =   The aggregate amount of the Programme Eligible Receivables

        DefR     =   The aggregate amount of Programme Eligible Receivables that are Defaulted Receivable (as defined in and aggregated among all Origination Agreements)

        SF2      =   Stress Factor 2 = 2.25

        ED       =   The average Programme Dilution Ratio during the preceding
                     12 months

        DVF      =   Dilution Volatility Factor

        DHR      =   Dilution Horizon Ratio

        "Dilution Volatility Factor" means as of any date, a percentage equal to the product of (i) the amount by which (A) the highest two month average Programme Dilution Ratio during the most recently ended twelve month period exceeds (B) the average of the Programme Dilution Ratios during such twelve month period and (ii) (A) the highest two month average Programme Dilution Ratio during such twelve month period divided by (B) the average of the Programme Dilution Ratios during such twelve month period.

        "Directors' Certificate" means a certificate in the form appended in
        Schedule 14.

        "Dollar Equivalent" of any sum in any currency at any time means the amount of Dollars that would be purchased under the Currency Exchange Agreement at the Spot Rate determined for such sum as at the most recent Settlement Date.

        "Dollars" and the sign "$" each mean the lawful currency of the United States of America.

        "Early Amortisation Event" means the first of the following events to occur:

        (1) any Originator or Exide Europe defaults in the payment on the due date of any payment due and payable by it (including the repayment of the Withdrawals in accordance with Clause 12(C)) under or relating to the Relevant Documents to which it is a party and such default continues unremedied for a period of five
                (5) Local Business Days after the earlier of such Originator or Exide Europe becoming aware of such default and the receipt by such Originator or Exide Europe of written notice by the Operating Agent requiring the same to be remedied;

        (2) subject to Clause 12(D), any Originator, Exide Europe or the Offer Agent (if an Affiliate of Exide Technologies other than Exide Europe) defaults in the performance or observance of any of its other covenants and obligations, or breaches any representation or warranty under the Relevant Documents to which it is a party, which in the reasonable opinion of the Operating Agent is materially prejudicial to the interests of the Receivables Purchaser and/or the Lenders and/or the Operating Agent, and such default is not remedied to the satisfaction of the Operating Agent within five (5) Local Business Days of the earlier of such Originator, Exide Europe or the Offer Agent (if an Affiliate of Exide Technologies other than Exide Europe) becoming aware of such default and receipt by such Originator, Exide Europe or the Offer Agent (if an Affiliate of Exide Technologies other than Exide Europe) of written notice by the Operating Agent requiring the same to be remedied for the avoidance of doubt, for the purposes of this paragraph (2) if such Originator satisfies its obligations pursuant to Clause 5(D) within such five (5) Local Business Day period, such default or breach shall not be considered to be an Early Amortisation Event;

        (3) an effective resolution is passed for the winding up of any Originator, Exide Europe or the Offer Agent (if an Affiliate of Exide Technologies other than Exide Europe);

        (4) any Originator, Exide Europe or the Offer Agent (if an Affiliate of Exide Technologies other than Exide Europe) ceases or threatens to cease to carry on its business or ceases to carry on the whole or a substantial part of its business, or stops payment or threatens to stop payment of its debts, or such Originator becomes unable to pay its debts, or is deemed unable to pay its debts within the meaning of the Commercial Code (formerly Law n(degrees) 85-98 of 25 January 1985) as that Code may be amended or varied or, with respect to the Offer Agent (if an Affiliate of Exide Technologies other than Exide Europe), within the meaning of equivalent provisions under applicable laws, or becomes unable to pay its debts as they fall due, or the value of its assets falls to less than the amount of its liabilities (taking into account for both these purposes its contingent and prospective liabilities) or otherwise becomes insolvent;

        (5) Exide Europe ceases at any time to own, directly or indirectly, a minimum of 80% of each class of the outstanding capital stock of any Originator;

        (6) any Debt of a member of the Exide Europe Group in excess (in the aggregate) of the Equivalent of $5,000,000 becoming prematurely due and payable or is placed on demand as a result of an event of default (howsoever described) under the document relating to that Debt;

        (7) any transfer of Eligible Receivables by way of subrogation pursuant to this Agreement ceases to create an effective and valid transfer to the Receivables Purchaser of any and all of any Originator's rights, claims, actions and Security Interests under any of its Receivables;

        (8) proceedings are initiated against any Originator, Exide Europe or the Offer Agent (if an Affiliate of Exide Technologies other than Exide Europe) in respect of its liquidation, winding-up, administration, insolvency, composition, reorganisation, concordat, reglement amiable, redressement ou liquidation judiciaire (other than a reorganisation the terms of which have been approved by the Operating Agent and where such Originator, Exide Europe or the Offer Agent (if an Affiliate of Exide Technologies other than Exide Europe) is solvent) under any applicable liquidation, administration, insolvency, composition, reorganisation or other similar laws save where such proceedings are being contested in good faith by such Originator, Exide Europe or (if an Affiliate of Exide Technologies other than Exide Europe) the Offer Agent or an administrative or other receiver, administrateur judiciaire ou conciliateur, servicer or other similar official is appointed in relation to such Originator, Exide Europe (if an Affiliate of Exide Technologies other than Exide Europe) the Offer Agent or in relation to the whole or any substantial part of the undertaking or assets of such Originator, Exide Europe or (if an Affiliate of Exide Technologies other than Exide Europe) the Offer Agent or an encumbrancer shall take possession of the whole or any substantial part of the undertaking or assets of such Originator, Exide Europe or (if an Affiliate of Exide Technologies other than Exide Europe) the Offer Agent, or a distress or execution or other process shall be levied or enforced upon or sued out against the whole or any substantial part of the undertaking or assets of such Originator, Exide Europe or (if an Affiliate of Exide Technologies other than Exide Europe) the Offer Agent and in any of the foregoing cases it shall not be discharged within fifteen (15) days;

        (9) if any Originator, Exide Europe or (if an Affiliate of Exide Technologies other than Exide Europe) the Offer Agent shall initiate or consent to judicial proceedings relating to itself under any applicable liquidation, administration, insolvency, composition, reorganisation or other similar laws or shall make a conveyance or assignment for the benefit of its creditors generally;

        (10)    for any three month period, the average Default Ratio exceeds
                6%;

        (11)    for any three month period, the average Dilution Ratio exceeds
                15%;

        (12) for any three month period, the Loss to Liquidation Ratio exceeds 0.5%;

        (13) for any three month period, the average Programme Default Ratio exceeds 6%;

        (14) for any three month period, the average Programme Dilution Ratio exceeds 12%;

        (15) for any three month period, the average Programme Loss to Liquidation Ratio exceeds 0.5%;

        (16) a Programme Amortisation Event (as such term is defined in any other Origination Agreement) occurs;

        (17) any amount owing under the US DIP Facility Agreement becomes immediately due and payable as a result of the occurrence of an Event of Default (as that term is defined in the US DIP Facility Agreement) thereunder;

        (18) an Event of Default (as that term is defined under the Facilities Agreement) occurs;

        (19) if as of any Subrogation Date the Receivables Purchaser was entitled to draw down an amount under the Limited Recourse Loan Agreement and, having made the appropriate request to the Limited Recourse Loan Provider, the Limited Recourse Loan Provider fails to advance such amount free and clear of any Adverse Claims; or

        (20) the occurrence of an early amortisation event under the Onward Receivables Sale Agreement.

        "Effective Date" means the date upon which the initial conditions precedent set forth in Schedule 5 have been satisfied and which has been designated as such by the Operating Agent, which day shall be a Thursday (or such other day as may be agreed by the Offer Agent (on behalf of the Originators) and the Operating Agent) which is a Programme Business Day.

        "Eligible Receivable" means a Receivable:

        (1) the Account Debtor of which is a corporate body or corporate entity which is (according to the address specified in the related invoice) resident of France (excluding the Dom-Tom) or in an Approved Jurisdiction;

        (2) the Account Debtor of which is a Designated Account Debtor and is not an Affiliate of any party to this Agreement;

        (3) the Account Debtor of which is, at the time of the creation and at the time of subrogation of the Receivables to the Receivables Purchaser, not insolvent;

     (4) the Account Debtor of which is not an individual and does not have the benefit of consumer credit legislation;

     (5)  the Account Debtor of which is not a member of the Exide Group;

     (6) the Account Debtor of which is not Cora, EDF-GDF, a country, a government, state, public entity, governmental entity, public body or the army;

     (7) for which, the Account Debtor of which, has not been excluded by the Operating Agent by giving notice of such exclusion to each Originator;

     (8) the Account Debtor of which is not the Account Debtor of any Defaulted Receivables the aggregate Outstanding Balance of which equals or exceeds 10% of the aggregate Outstanding Balance of all Receivables of such Designated Account Debtor;

     (9) in respect of the Account Debtor of which no delivery or shipment has been cancelled or suspended for credit reasons and no credit line or accommodation has been cancelled or suspended for credit reasons, in either case at any time in the 2 years preceding the date that the invoice relating thereto is dispatched;

     (10) which is not a Defaulted Receivable at the relevant Subrogation Date;

     (11) which, according to the Contract related thereto, is required to be paid in full on a date which falls (A) not earlier than the Subrogation Date and (B) within 180 days after the earlier of the original billing date and the date that the invoice relating thereto is dispatched;

     (12) which has not been, in part or in whole, charged, pledged, assigned (whether outright or by way of security, for example, under the loi Dailly), discounted, subrogated, seized, attached, novated, transferred, disposed of or dealt with in any way and are free and clear of any liens, mortgages, hypotheque, nantissement, gage, cession de creance a titre de garantie or other encumbrances exercisable against the relevant Designated Account Debtors by any party; and if represented by any bills of exchange (traites, billets a ordre) or effets de commerce which has not been discounted (escompte);

     (13) the Dollar Equivalent of the Outstanding Balance of which, when added to the Dollar Equivalent of the Outstanding Balance as that term is defined under each Origination Agreement of all Paid Receivables (as such term is used in each applicable Origination Agreements) owing by the same Designated Account Debtor or any of its Affiliates under all Origination Agreements, does not exceed the Concentration Amount;

     (14) which is denominated and payable only in Approved Currency;

     (15) which (A) arises under a form of Contract set out in Schedule 7 (or which otherwise has been duly authorised by the Operating Agent), which is stated to be, and is, governed by French law and which, together with such Receivable, is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of the Account Debtor, (B) is freely transferable (in particular, pursuant to Article 1250-1(degrees) of the Civil Code) (or if not assignable without the consent of the Designated Account Debtor, such consent has been obtained to the satisfaction of the Operating Agent prior to the delivery of the relevant Quittance Subrogative) and (C) is not subject to any Adverse Claim or dispute, set off, counterclaim or defence whatsoever;

     (16) which, together with the Contract related thereto, does not contravene in any material respect any applicable laws, rules or regulations and with respect to which each Originator is not in violation of any such law, rule or regulation in any material respect;

     (17) which (A) satisfies all applicable requirements of the Credit and Collection Policy and (B) complies with such other criteria and requirements (other than those relating to the collectability of such Receivable) as the Operating Agent may from time to time specify to each Originator and which are based on a criterion or requirement of any one or more of the Rating Agencies;

     (18) which is not subject to withholding taxes on payments from the Account Debtors in respect thereof;

     (19) which represents all or part of the sales price in respect of the supply of goods or services in the Approved Jurisdiction in question;

     (20) the Account Debtor of which is not a government agency or local authority so that the underlying contract giving rise to such Receivable is not subject to the Code des Marches Publics or administrative law unless, the Account Debtor of which is considered a separate corporate entity governed by private law that is owned, directly or indirectly by a government agency or local authority;

     (21) which has not been prepaid in whole or in part;

     (22) for which all goods and services to which it relates have been delivered and performed, and all requirements of such Contract concerning the nature, amount, quality, condition or delivery of the goods or services, or upon which payment of such Receivable may be dependent, have been fulfilled in all material respects; and

     (23) the Account Debtor of which has in respect of Subrogated Receivables (other than Defaulted Receivables) falling due for payment on or after 31 August 2002, paid in full the most recent Subrogated Receivable owing by it directly to the credit of the Exide Collection Account.

     "Enigma" means the proprietary computer software furnished by Citibank pursuant to the Enigma Licence Agreement, as such computer software may be modified, updated or replaced by Citibank from time to time.

     "Enigma Licence Agreement" means an agreement in the form of Schedule 11 hereto, duly executed by the Offer Agent.

     "Euro" means the legal currency unit of France.

     "Euro Equivalent" of any sum and at any time means the amount of Euro that would be purchased under the Currency Exchange Agreement at the Spot Rate for such sum at such time.

     "Exide Collection Account" means the Compte de Recouvrement d'Affectation Speciale dedicated collection account, opened in the name of the Receivables Purchaser in the books of BNP Paribas, with designated numbers:

     Code Banque:             30004
     Code Guichet:            02146
     Numero de Compte:  00010260949
     Cle RIB:                    74

     "Exide Collection Account Bank Mandate" means an agreement substantially in the term set out in Schedule 4 Part B.

     "Exide Europe" means Exide Holding Europe S.A., a French societe anonyme.

     "Exide Europe Group" means Exide Europe and all of its subsidiaries.

     "Exide Group" means Exide Technologies and all of its Subsidiaries.

     "Exide Funding Master Account" means the account numbered:

     Code Banque:             30004
     Code Guichet:            02146
     Numero de Compte:  00010261046
     Cle RIB:                    74

     in the name of the Receivables Purchaser with the Collection Account Bank or such other account at such bank as the Receivables Purchaser may utilise for the purposes of effecting Subrogation under this Agreement.

     "Exide Technologies" means Exide Technologies, a Delaware corporation.

     "Facilities Agreement" means the agreement entered into on or about the date hereof among, inter alia, Batteries Funding and the Lenders.

     "Facility Fee" means 0.75 % per annum of the positive difference between
     (i) the Facility Limit and (ii) Programme Capital (as such fee is calculated monthly in arrears and applied on each Settlement Date).

     "Facility Limit" means Dollars 177,500,000, as such amount may be reduced from time to time upon notice given by the Operating Agent to the Offer Agent (on behalf of the Originators) as a result of the event specified in Clause 7.1 of the Facilities Agreement.

     "Fees Letters" means the Fees Letterss dated as of the date hereof between Exide Europe and the Operating Agent in respect of the calculation and payment of certain fees.

     "Foreign Currency Reserve" as of any Settlement Date will equal 5% of the Programme Capital on such Settlement Date, or such other amount as determined by the Operating Agent (and notified in writing to the Offer Agent), acting reasonably (upon the written request of an Originator after any redetermination of the level of the Foreign Currency Reserve, the Operating Agent agrees to provide such an Originator with information relating to the basis of such redetermination).

     "Funded Subrogation" means the subrogation on a Settlement Date of Receivables listed in an Account Receivable Listing delivered to the Operating Agent pursuant to Clause 4(A)(4) on a Determination Date.

     "German Excess Loss Reserve" means the positive difference (if any) between
     (i) the aggregate of the German Sellers' Proportionate Share (as such terms are defined under the German RSA) of the Loss Reserve and (ii) an amount equal to 9% of the Outstanding Balance of Paid Receivables which are Eligible Receivables (as each such term is defined in the German RSA) under the German RSA.

     "Group of Receivables" means, at any time, all Receivables transferred by way of subrogation or to be transferred by way of subrogation by the Originators to the Receivables Purchaser on any Subrogation Date or Settlement Date (as the case may be) or, as appropriate, the Group of Receivables specified in a Quittance Subrogative.

     "Guarantee" means any guarantee, indemnity, letter of credit or any other obligation or irrevocable offer (whatever called and of whatever nature):

     (1)  to pay or to purchase;

     (2) to provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets, rights or services, or otherwise) for the payment or discharge of;

     (3)  to indemnify against the consequences of default in the payment of; or

     (4)  to be responsible otherwise for,

     an obligation or indebtedness of another person, a dividend, distribution, capital or premium on shares, stock or other interests, or the insolvency or financial condition of another person.

     "Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

     "Initial Offer Date" means the date which is two Programme Business Days before the Effective Date.

     "Initial Subrogation" means the first Subrogation completed under this Agreement.

     "Initial Reference Date" means 24 May 2002.

     "Interest Period" means initially, the period commencing on (and including) the Effective Date and ending on (but excluding) the following Settlement Date, and thereafter, each period beginning on (and including) the day following the last day of the immediately preceding Interest Period and ending on (but excluding) the following Settlement Date; provided however, if such day is not a Programme Business Day, the applicable Interest Period shall end on the next succeeding Programme Business Day.

     "Lenders" means any bank, financial institution, trust, fund or other entity which is or may from time to time become a party to the Facilities Agreement as a "Lender" thereunder.

     "Letter of Undertaking" means the Letter of Undertaking given by Exide Europe substantially in the form set out in Schedule 2 to the Onward Receivables Sale Agreement.

     "LIBOR" means (a) the applicable Screen Rate or (b) (if no Screen Rate is available one week Dollars) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Operating Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11:00 a.m. London time on the Quotation Day for the offering of deposits in Dollars for a period comparable to the Interest Period.

     "Limited Recourse Loan Agreement" means the limited recourse loan agreement to be entered into on or prior to the Effective Date between, inter alia, the Receivables Purchaser, the Operating Agent and the lender named therein, and any other limited recourse loan agreement entered into for a similar purpose to that set out therein.

     "Limited Recourse Loan Provider" means the lender under the Limited Recourse Loan Agreement.

     "Loan" means any loan to be made to Batteries Funding by the Lenders pursuant to the Facilities Agreement or, when made, the principal amount outstanding thereof.

     "Loan Advance" means, on any day, an advance made or to be made in euro by the Limited Recourse Loan Provider under Clause 4 of the Limited Recourse Loan Agreement.

     "Local Business Day" means any day (other than a Saturday or Sunday) on which banks and foreign exchange markets are open for business in France. Where an obligation is expressed in this Agreement to be performed on a Local Business Day and such Local Business Day is not also a Programme Business Day, the applicable Local Business Day shall be the immediately preceding Local Business Day which is also a Programme Business Day.

     "Loss Horizon" equals the sum of 90 days plus the Weighted Average Term calculated among all Origination Agreements as of the Settlement Date.

     "Loss Reserve" as of any Settlement Date will equal:

     (PER minus DefR) x max(DYN,FLOOR) plus DefR

     where:

     DYN = (SFl x LR x LHR)

     FLOOR = CF

     Provided that the Loss Reserve shall never be less than an amount such that, when aggregated to the floor applicable to the Dilution Reserve is equal to the Euro Equivalent of Dollars 15,000,000.

     where:

     PER =  The aggregate amount of Programme Eligible Receivables
     DefR = The aggregate amount of Programme Eligible Receivables that are
            Defaulted Receivables (as defined in and aggregated among all
            Origination Agreements)
     LHR =  Loss Horizon Ratio
     SF1 =  Stress Factor One = 2.25
     CF =   Concentration Floor = 17%
     LR =   Loss Ratio

     "Loss to Liquidation Ratio" as of any date, is equal to the ratio (expressed as a percentage) of (i) the Dollar Equivalent of the aggregate Outstanding Balance of all Receivables that were written off by the Originators during the twelve month period most recently ended prior to such date to (ii) the aggregate amount of such total sales giving rise to Receivables less the Dollar Equivalent of total Diluted Receivables during such twelve month period.

     "Loss Horizon Ratio" equals the total sales giving rise to Programme Receivables for the Programme Sellers for the Loss Horizon divided by the outstanding balance of Programme Receivables as of the end of the most recent month.

     "Loss Ratio" as of any date equals the highest 3 month average Default Ratio aggregated among all Origination Agreements which has occurred in the 12 months immediately preceding such date.

     "Mandatory Cost Rate" has the meaning ascribed to that term in the Facilities Agreement.

     "Margin" means 3,75% per annum.

     "Notice of Subrogation" means a notice governed by French law which may be given to the related Account Debtor(s) resident in France (or guarantor(s)) to the effect that one or more Subrogated Receivables (and if applicable the related benefit of any related guarantee or guarantees) have been transferred by way of subrogation to the Receivables Purchaser.

     "Offer Date" means, initially, the Initial Offer Date and, thereafter, each Subrogation Date in respect of Reinvestment Subrogations or each Determination Date in respect of Funded Subrogations.

     "Onward Receivables Sale Agreement" means the Onward Receivables Sale Agreement dated as of the date hereof between the Receivables Purchaser, Batteries Funding and the Operating Agent.

     "Onward Sale Fee" means 0.01% per annum on the average outstanding Capital calculated monthly in arrears and applied on each Settlement Date.

     "Origination Agreement" means as of any time each agreement or deed pursuant to which a member of the Exide Europe Group sells trade receivables originated in the ordinary course of business of such member company and which has been designated from time to time as such by the Operating Agent. Until and unless a designation has been made by the Operating Agent to the contrary, the Origination Agreements shall consist of, (i) for France, (a) this Amended Receivables Subrogation Agreement and
     (b) the Onward Receivables Sale Agreement dated as of the date hereof between Exide Europe Funding Ltd., Batteries Funding and the Operating Agent (the "French ORSA"), (ii) for the United Kingdom, the Receivables Securitisation Deed dated as of the date hereof between CMP Batteries Limited, Exide (Dagenham) Limited, Fulmen (U.K.) Limited, Deta UK Limited (the "U.K. Sellers"), the Offer Agent, Batteries Funding and the Operating Agent (the "U.K. RSA"), (iii) for Spain, the Receivables Sale Agreement dated as of the date hereof between Sociedad Espanola del Acumulador Tudor, S.A., Fulmen Iberica, S.L. (the "Spanish Sellers"), Batteries Funding, the Offer Agent and the Operating Agent (the "Spanish RSA"), (iv) for Italy,
     (a) the Receivables Purchase Agreement dated 3 June 1997 (as amended on the date hereof) between Exide Italia S.r.P. (the "Italian Seller"), Archimede Securitisation s.r.l., the Offer Agent and the Operating Agent (the "Italian RSA") and (b) the Onward Sale Agreement dated as of the date hereof between Archimede Securitisation s.r.l., Batteries Funding, the Offer Agent and the Operating Agent (the "Italian OSA"), and (v) for Germany, the German Receivables Sale Agreement dated as of the date hereof between Exide Automotive Batterie GmbH, Deutsche Exide GmbH, Deutsche Exide Standby GmbH (the "German Sellers"), Batteries Funding and the Operating Agent (the "German RSA").

     "Originators" means CEAC, Compagnie Europeenne d'Accumulateurs S.A.S. and any Additional Originator, in its capacity as Originator or Sub-servicer as the context may require and "Origination" means one of the Originators.

     "Originator Non-Transaction Account" means the CEAC Non-Transaction Account, and any other account opened in the name of CEAC or any Additional Originator established with the Collection Account Bank, or such other account at such branch of such bank as CEAC or any Additional Originator may from time to time specify by written notice to the Collection Account Bank with a copy to the Operating Agent.

     "Outstanding Balance" of any Receivable at any time means the then unpaid face amount thereof (including VAT) (except for purposes of determining the Default Ratio, where the unpaid face amount of any Subrogated Receivable which has been, or would be, written off or provided for in an Originator's books as uncollectible in accordance with the Credit and Collection Policy shall be deemed to be zero).

     "Payment Notification Date" means 31 July 2002.

     "Person" means an individual, partnership, company, body corporate, corporation, trust, unincorporated association, joint venture, government, or governmental body or agency or other entity.

     "Programme" means the revolving sale of trade receivables originated by Exide and certain Subsidiaries of Exide Europe and the funding of such revolving sale pursuant to the funding arrangements established in relation to each Origination Agreement.

     "Programme Amortisation Event" means any Early Amortisation Event under each other Origination Agreement other than an Early Amortisation Event of the type described in any of paragraphs (5), (7), (10), (11) or (12) of the definition of "Early Amortisation Event" hereunder;

     "Programme Business Day" means any day (other than a Saturday or Sunday) on which banks are open for business in New York, London, Dublin, Paris, Frankfurt am Main, Milan and Madrid and which is a TARGET Day.

     "Programme Capital" equals, at any time, Capital aggregated among all Origination Agreements.

     "Programme Costs" means (i) the Facility Fee and (ii) all other fees set out in the Fees Letters.

     "Programme Default Ratio" as of any date, is equal to the weighted average of the Default Ratios calculated among all Origination Agreements;

     "Programme Dilution Ratio" as of any date, is equal to the weighted average of the Dilution Ratios calculated among all Origination Agreements.

     "Programme Eligible Receivables" means, on any Settlement Date, the aggregate Dollar Equivalent of the Outstanding Balance of Eligible Receivables (as that term is defined in each Origination Agreement), aggregated among all Origination Agreements which are Paid Receivables and which are to become Paid Receivables (as such term is defined in each Origination Agreement) on such Settlement Date, aggregated among all Origination Agreements.

     "Programme Loss to Liquidation Ratio" as of any date is equal to the weighted average of the Loss to Liquidation Ratios calculated among all Origination Agreements.

     "Programme Receivables" means the aggregate Dollar Equivalent of Receivables (as defined in and aggregated among all Origination Agreements), aggregated among all Origination Agreements.

     "Programme Reserves" means the Reserves aggregated among all Origination Agreements.

     "Programme Sellers" means collectively, all of the Affiliates of Exide Europe designated as Sellers or Originators pursuant to all of the Origination Agreements.

     "Proportionate Share" equals, at any time:

     (b) in respect of an Originator, the result of the formula: the Dollar Equivalent of all Eligible Receivables which are Subrogated Receivables from such Originator, divided by the Dollar Equivalent of all Eligible Receivables which are Subrogated Receivables; and

     (c) in respect of the Country, the result of the formula: the Dollar Equivalent of all Eligible Receivables which are Subrogated Receivables in the Country, divided by the Dollar Equivalent of all Eligible Receivables which are Paid Receivables (as such term is used in each Origination Agreement), aggregated among all Origination Agreements.

     "Quaterly Settlement Date" means initially, the first settlement Date falling in September 2002 and thereafter, until the Termination Date, the first Settlement Date falling in the calendar month following the calendar month of the immediately preceeding Quarterly Settlement Date;

     "Quittance Subrogative" has the meaning assigned to that term in Clause 4(A bis).

     "Quotation Day" means, in relation to any Interest Period, two Business Days before the first day of that period unless market practice differs in the London interbank market for Dollar, in which case the Quotation Day for that currency will be determined by the Operating Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).

     "Rating Agencies" means Standard & Poor's Ratings Group, a division of the McGraw Hill Companies Inc. and Moody's Investors Service, Inc.

     "Receivable" means the indebtedness (including VAT) owed or which will become owed by any Designated Account Debtor under a Contract arising from a sale or contract of sale of merchandise or provision or contract of provision of services by an Originator and representing part or all of the sale price of such merchandise or services and includes the right to payment of any interest or finance charges and other obligations of such Designated Account Debtor with respect thereto.

     "Reference Banks" means the principal London offices of Citibank, N.A., Barclays Bank PLC and The Royal Bank of Scotland plc or such other banks as may be determined by the Operating Agent.

     "Reference Date" means each Friday or any other later date (as may be agreed from time to time between the Offer Agent (on behalf of the Originators) and the Operating Agent) falling immediately prior to the next succeeding Determination Date.

     "Reference Period" means, initially, the period beginning on (and including) the Initial Reference Date and ending on (but excluding) the next following Reference Date and thereafter, each period from (and including) a Reference Date to (but excluding) the next following Reference Date.

     "Reinvestment Subrogation" means the subrogations of Receivables listed in a Daily Accounts Receivable Listing delivered to the Operating Agent pursuant to Clause 4(A)(2) on each Subrogation Date on which such Subrogations take place.

     "Related Security" means with respect to any Receivable all of the relevant Originator's interest in any goods and work in progress (including returned or repossessed goods and work in progress) relating to the sale creating such Receivable, and all insurance policies, security, deposits, guarantees, indemnities, letters of credit, bills of exchange, cheques, other negotiable instruments, warranties, retention of title and other agreements and arrangements not created or made by the Receivables Purchaser supporting or securing payment of such Receivable.

     "Relevant Date" means the earlier of:

     (1) the date on which all Capital of all Groups of Receivables is reduced to zero; and

     (2) the date on which the Outstanding Balance of all Eligible Receivables which are Subrogated Receivables is reduced to zero.

     "Relevant Documents" means this Agreement, the Onward Receivables Sale Agreement, the CEAC Collection Account Bank Mandate, Exide Collection Account Bank Mandate, Exide Funding Master Account Bank Mandate, CEAC Purchase Account Bank Mandate, CEAC Non-Transaction Account Bank Mandate, the Exide Collection Account Bank Mandate, the Commitment Letter, the Accord de Gage-Especes, the Limited Recourse Loan Agreement, the Letter of Undertaking, the Amended Cash Collateral Reserve Agreement and the Fees Letters.

     "Reserves" means as of any date, the Dollar Equivalent of the Country's Proportionate Share of the sum of the Loss Reserve, the German Excess Loss Reserve, the Dilution Reserve, the Special Dilution Reserve, the Yield Reserve and the Foreign Currency Reserve.

     "Screen Rate" means the British Bankers' Association Settlement Rate for one week Dollar displayed on the appropriate page of Telerate Screen. If the agreed page is replaced or service ceases to be available, the Operating Agent may specify another page or service displaying the appropriate rate.

     "Security Interest" means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

     "Servicer" means at any time the Person then authorised pursuant to this Agreement to service, administer and collect Subrogated Receivables.

     "Settlement Date" means initially, the Effective Date, and thereafter, each Thursday (or such other day as may be agreed from time to time between the Offer Agent (on behalf of the Originators) and the Operating Agent); provided that in relation to a Thursday falling in a Specified Bank Holiday Period, the Settlement Date shall be the Thursday immediately succeeding such Thursday and provided further that, if any such day is not a Programme Business Day, the Settlement Date shall be the next succeeding Programme Business Day.

     "Settlement Period" means any period beginning on (and including) a Settlement Date and ending on (but excluding) the next following Settlement Date.

     "Settlement Statement" means a statement, as of any Settlement Date, prepared by the Operating Agent substantially in the form of Schedule 2 showing (amongst other things) the amount of Receivables transferred by way of subrogation to the Receivables Purchaser during the last Settlement Period.

     "Specified Bank Holiday Period" means the relevant calendar week:

     (a)  in which the 25/th/ of December falls;

     (b)  in which Easter falls; and

     (c)  in which the 15/th/ of August falls.

     "Special Dilution Reserve" means:

     (a) on each Settlement Date other than that falling immediately prior to a Deemed Settlement Date, an amount equal to the percentage, set opposite such Settlement Date in Schedule 16, of the Programme Eligible Receivables on such date (including any Eligible Receivables sold or transferred on such date under or pursuant to each Origination Agreement); and

     (b) on each Settlement Date falling immediately prior to a Deemed Settlement Date, an amount determined by the Operating Agent (acting reasonably) as a reserve to cover the estimated excess of Collections to be received over Receivables which may be generated under all Origination Agreements during the two successive Reference Periods immediately succeeding such Settlement Date (such amount to be notified by the Operating Agent to the Offer Agent on the Determination Date immediately preceding such Settlement Date), provided however that the Special Dilution Reserve determined in paragraph
     (a) or (b) above may be adjusted from time to time by the Operating Agent (acting reasonably) as a reserve to cover the estimated excess of Collections received over Receivables generated based on recent history of Collections' and Receivables' generation and any expected change in the sales pattern of any Seller (including, without limitation, a reduction of the number of Designated Account Debtors and a reduction of sales to designated Account Debtors) (such adjustment amounts to be notified by the Operating Agent to the Offer Agent on the Determination Date immediately preceding such Settlement Date).

     "Spot Rate" means, as of any Settlement Date, the spot rate utilised under the Currency Exchange Agreement, as defined for such Settlement Date.

     "Subrogated Receivable" means a Receivable (whether or not an Eligible Receivable) transferred by way of subrogation by each Originator to the Receivables Purchaser under this Agreement.

     "Subrogation" means a transfer to the Receivables Purchaser of any given Receivables by any Originator by way of subrogation pursuant to this Agreement.

     "Subrogation Date" means each Programme Business Day on which a Reinvestment Subrogation takes place and each Settlement Date on which a Funded Subrogation takes place, in both cases, occurring before the Termination Date, as contemplated by this Agreement.

     "Subrogation Price" means, in respect of each Receivable, an amount in Euro equal to the Outstanding Balance of the relevant Receivable as at the proposed Subrogation Date.

     "Subsidiary" means in relation to a company or corporation, a company or societe or corporation:

     (i) which is controlled, directly or indirectly, by the first-mentioned company or societe or corporation;

     (ii) more than half the issued share capital of which is owned, directly or indirectly, by the first-mentioned company or societe or corporation; or

     (iii) which is a subsidiary of another subsidiary of the first-mentioned company or societe or corporation and for this purpose, a company or societe or corporation shall be treated as being controlled by another if that other company or societe or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

     "Summary Report" means a report as of each Determination Date or more frequently if requested by the Operating Agent, substantially in the form of Schedule 3, furnished by each Originator to the Operating Agent pursuant to Clause 11(E).

     "Summary Report Date" means each Determination Date or such other dates as the Operating Agent may request.

     "TARGET" means the Trans-European Automated Real-time Gross Settlement Express Transfer Payment System.

     "TARGET Day" means any day on which TARGET is open for the settlement of payments in Euro.

     "Temporary Adjustment Account" means the sub-account held by the Receivables Purchaser with Citibank, N.A., London branch, denominated in euro and utilised for the purpose set out in Clause 12(D) under the account number 60918971.

     "Termination Date" means the earliest to occur of (1) 15 February 2004, (2) an Early Amortisation Event and (3) the US DIP Facility Termination Date.

     "Turnover Rate" means, as of any Subrogation Date, the average of each of the three most recently ended months of the Dollar Equivalent of the aggregate outstanding balance of Subrogated Receivables aggregated among all Origination Agreements as of the last day of each such month, over the average or each of the three most recently ended months of the total sales giving rise to Programme Receivables as of the last day of each such month.

     "US DIP Facility Agreement" means the $250,000,000 secured superior priority debtor in possession credit agreement entered into on 15 April 2002 between Exide Technologies and certain of its Subsidiaries as debtors and debtors-in-possession, Citicorp USA, Inc. as Administrative Agent, Collateral Monitoring Agent and Arranger, Salomon Smith Barney Inc. as Sole Book Manager and Lead Manager and the lenders and issuers from time to time party thereto.

     "US DIP Facility Termination Date" has the meaning given to "Scheduled Termination Date" in the US DIP Facility Agreement.

     "Weighted Average Term" means the weighted average term of all Paid Receivables calculated on the basis of the formula: (original stated payment term of each invoice x amount of such invoice) / invoice amount.

     "Withdrawal" means at any time, the aggregate amount of any withdrawals0 from the Exide Funding Master Account made by CEAC under Clause 12(C) to the extent that they are outstanding and not repaid.

     "Yield" will be calculated on the first Subrogation Date and on each Settlement Date thereafter on the basis of the outstanding Capital as at such dates times the Yield Rate divided by 365 times the number of days elapsed in the relevant Interest Period.

     "Yield Rate" means the percentage rate per annum which is the aggregate of the applicable (i) Margin, (ii) LIBOR and (iii) the Mandatory Costs Rate (if any).

     "Yield Reserve" means, as of any Settlement Date, an amount equal to the sum of (a) the product of (i) the Programme Eligible Receivables less the Defaulted Receivables (aggregated among all Origination Agreements) and
     (ii) the Yield Reserve Rate and (b) the product of (i) the Dollar Equivalent of the Outstanding Balance of all Paid Receivables (as aggregated among all Origination Agreements) and (ii) 0.75% (substitute servicer reserve).

     "Yield Reserve Rate" means as of any Settlement Date, the product of (1) two times the Turnover Rate for such date and (2) the sum of (a) 1 month LIBOR times 1.5, plus the Margin, plus the Mandatory Costs Rate (if applicable); (b) the Currency Exchange Costs, (c) the Facility Fee and (d) the other Fees set out in the Fees Letters.

(C) This Agreement: Any reference to "this Agreement" or any other agreement or document shall, unless the context otherwise requires, include this Agreement as amended hereby or, as the case may be, that other agreement or document as from time to time amended, supplemented or novated, and any document which amends, supplements or novates this Agreement or, as the case may be, that other agreement or document. Any reference to Clauses or paragraphs in this Agreement is, subject to any contrary indication, a reference to a Clause or paragraph in this Agreement.

(D) Origination Agreements: All references in this Agreement to terms defined in the Origination Agreements or to amounts which are aggregated among all Origination Agreements, shall, unless the contrary is indicated, be deemed to refer to the equivalent concepts in the Origination Agreements where the same defined term is not used.

(E)  Headings: Headings shall be ignored in construing this Agreement.

(F) Time: Save where the contrary is indicated, any reference in this Agreement to a time of day (including opening and closing of business hours) shall be construed as a reference to London time.

(G) Limited Recourse Provisions under Facilities Agreement and Currency Exchange Agreement: Any amount payable hereunder by reference to amounts payable by Batteries Funding under the Facilities Agreement and the Currency Exchange Agreement shall be due and payable irrespective of whether Batteries Funding is liable to pay such amounts as a result of the limited recourse provisions contained in the Facilities Agreement or the Currency Exchange Agreement.

2.   FACILITY

     On the terms and conditions set out in this Agreement, the Originators (or the Offer Agent on their respective behalf) shall offer to the Receivables Purchaser and the Receivables Purchaser shall, in both cases, subject to the condition of this Agreement (including, for the avoidance of doubt, Clauses 3 and 4(A)(2) below) and until the Termination Date, acquire from each Originator by way of subrogation pursuant to Article 1250-1(degrees) of the Civil Code full title and ownership in and to all Receivables over the Designated Account Debtor arising under Contracts in accordance with the terms of this Agreement.

3.   CONDITIONS PRECEDENT

(A) To Initial Subrogation: The Quittance Subrogative relating to Initial Subrogation may only be accepted subject to the condition precedent that the Operating Agent receives on or before the date on which the Subrogation Price may be paid the documents and information specified in Schedule 5, each in form and substance satisfactory to the Operating Agent.

(B) To All Funded Subrogations (including the Initial Subrogation): Each Quittance Subrogative relating to a Funded Subrogation (including the Initial Subrogation) may only be accepted if the following conditions precedent are satisfied or waived by the Operating Agent:

     (1) On each Determination Date relating to a Settlement Date, the Offer Agent has delivered by electronic mail or facsimile to the Operating Agent each Accounts Receivables Trial Balance to be entered into Enigma and, as soon as practicable thereafter but before 11.00 a.m. London time on the same Determination Date, the relevant Accounts Receivable Listing.

     (2) On each Settlement Date the following statements must be true and correct (and each Originator will be deemed to have so certified on such date that):

          (a) the representations and warranties of each Originator contained in this Agreement are true and correct on and as of such day as though made on such day and by reference to the then existing circumstances;

          (b) each Originator has delivered such certificate as may be required by the Operating Agent as to such Originator's solvency;

          (c) the Receivables to be subrogated in respect of each Funded Subrogation represents all of the Receivables owed by any Designated Account Debtor as of the immediately previous Reference Date, which are Non-Transferred Receivables (as defined in Clause 4(A)(3) below) and, it being provided that should there be any Receivable owed by such Designated Account Debtor not included in the Group of Receivables, the relevant Originator is able to provide details of the relevant invoice number as of such date and evidence that any payment in respect thereof will be segregated and separate from any payment in respect of any other Subrogated Receivables owed by such Designated Account Debtor or Subrogated Receivables owed by it to be subrogated on the relevant or any succeeding Subrogation Date(s);

          (d) after the proposed Subrogation, the Outstanding Balance of Subrogated Receivables which are Eligible Receivables would be at least equal to the sum of (i) aggregate outstanding Capital, (ii) applicable Accruals, and (iii) Reserves in relation to the outstanding Capital;

          (e) there has been no Early Amortisation Event which has not been waived by the Operating Agent in writing;

          (f) in respect of the Subrogation of Receivables whose Designated Account Debtors are resident in a European Union jurisdiction other than in France, after the proposed Subrogation, Capital in respect of such Subrogated Receivables which are Eligible Receivables does not exceed 15% of the Capital in respect of all Subrogated Receivables;

          (g) there has been no sale by any Originator of any of its Subrogated Receivables out of the ordinary course of its business without the prior written consent of the Operating Agent; and

          (h) after the proposed Subrogation, Programme Capital would not exceed the Facility Limit.

     (3) On each Determination Date relating to a proposed Settlement Date each Originator or the Offer Agent shall have delivered to the Operating Agent an Accounts Receivable Listing in respect of the relevant Group of Receivables and in a form that will allow it to be archived by the Operating Agent.

     (4) Each Originator or the Offer Agent on their respective behalf shall have (or has, as the case may be) delivered a Quittance Subrogative in the conditions specified in Clauses 4(A.bis) and 4(G) below and the conditions of Clauses 4(D) and 4(E) below shall have been fulfilled.

     (5) On or prior to each Settlement Date, neither each Originator nor the Receivables Purchaser shall have revoked the appointment of the Operating Agent for the purposes specified in Clause 4(A) and 4(B) below.

     (6) On or prior to each Settlement Date each Originator shall have complied with all of its reporting and other obligations under this Agreement; unless any such failure to comply has been waived by the Operating Agent in respect of such Settlement Date.

     (7) The Operating Agent has received such other approvals, legal opinions or documents as the Operating Agent may reasonably request.

     (8) The Receivables Purchaser has confirmed to each Originator that it has received the purchase price payable under the Onward Receivables Sale Agreement.

     (9) On each Settlement Date, CEAC must have repaid in full all outstanding Withdrawals (if any) made during the immediately preceding Reference Period in the manner described in Clause 12(C) below.

     (10) On each Settlement Date, the Operating Agent shall have established the Yield, applicable Country's Proportionate Share of Programme Costs and applicable Reserves required for the previous Reference Period.

     (11) If as of the relevant Settlement Date, the Receivables Purchaser was entitled to drawdown an amount under the Limited Recourse Loan Agreement and, having made the appropriate request to the Limited Recourse Loan Provider, the Receivables Purchaser has received such amount, free and clear of any Adverse Claims which have been credited into the Exide Funding Master Account.

     (12) On or prior to each Quarterly Settlement Date, the Operating Agent has received a Director's Certificate from each Originator.

     (13) Batteries Funding is able to obtain appropriate funds from its currency swap counterparty under the Currency Exchange Agreement.

(C) To All Reinvestment Subrogations: Each Quittance Subrogative relating to a Reinvestment Subrogation may only be accepted if in addition to the conditions of Clause 3(A) above the following conditions precedent are satisfied or waived by the Operating Agent:

     (1) On each Subrogation Date relating to a Reinvestment Subrogation, the Offer Agent has delivered by electronic mail or facsimile to the Operating Agent each Accounts Receivables Trial Balance to be entered into Enigma and, as soon as practicable thereafter but before 11.00 a.m. London time on the same Subrogation Date, the relevant Daily Accounts Receivable Listing.

     (2) On each Subrogation Date relating to a Reinvestment Subrogation the following statements must be true and correct (and each Originator will be deemed to have so certified on such date that):

          (a) the representations and warranties of each Originator contained in this Agreement are true and correct on and as of such day as though made on such day and by reference to the then existing circumstances;

          (b) each Originator has delivered such certificate as may be required by the Operating Agent as to such Originator's solvency;

          (c) the Group of Receivables to be subrogated on each Subrogation Date relating to a Reinvestment Subrogation represents all of the Receivables owed by any Designated Account Debtor as of such date, it being provided that should there be any Receivable owed by such Designated Account Debtor not included in the Group of Receivables, the relevant Originator is able to provide details of the relevant invoice number as of such date and evidence that any payment in respect thereof will be segregated and separate from any payment in respect of any other Subrogated Receivables owed by such Designated Account Debtor or

               Subrogated Receivables owed by it to be subrogated on the relevant or any succeeding Subrogation Date(s);

          (d) there has been no Early Amortisation Event which has not been waived by the Operating Agent in writing;

          (e) in respect of the Subrogation of Receivables whose Designated Account Debtors are resident in a European Union jurisdiction other than in France, after the proposed Subrogation, Capital in respect of such Subrogated Receivables which are Eligible Receivables does not exceed 15% of the Capital in respect of all Subrogated Receivables;

          (f) there has been no sale by any Originator of any of its Subrogated Receivables out of the ordinary course of its business without the prior written consent of the Operating Agent; and

          (g) after the proposed Subrogation, Programme Capital would not exceed the Facility Limit.

     (3) On each Determination Date relating to a Settlement Date each Originator or the Offer Agent shall have delivered to the Operating Agent an Accounts Receivable Listing in respect of the relevant Group of Receivables and in a form that will allow it to be archived by the Operating Agent.

     (4) Each Originator or the Offer Agent on their respective behalf shall have (or has, as the case may be) delivered a Quittance Subrogative in the conditions specified in Clauses 4(A.bis) and 4(G) below and the conditions of Clauses 4(D) and 4(E) below shall have been fulfilled.

     (5) On or prior to each Subrogation Date relating to a Reinvestment Subrogation, neither each Originator nor the Receivables Purchaser shall have revoked the appointment of the Operating Agent for the purposes specified in Clause 4(A) and 4(B) below.

     (6) On or prior to each Subrogation Date relating to a Reinvestment Subrogation each Originator shall have complied with all of its reporting and other obligations under this Agreement; unless any such failure to comply has been waived by the Operating Agent in respect of such Subrogation Date.

     (7) The Operating Agent has received such other approvals, legal opinions or documents as the Operating Agent may reasonably request.

(D) To all Subrogrations from the Payment Notification Date: Any transfer of Eligible Receivables by way of subrogation and payment of the Subrogation Price from the Payment Notification Date is, in addition to the conditions set out in Clause 3(B), subject to the condition precedent that, on the relevant Subrogation Date, each Originator has provided evidence to the Operating Agent that it has given to each Designated Account Debtor by way of registered letter instructions in the form set out in Schedule 12, Part A to make all the payments in respect of Receivables to the credit of the Exide Collection Account and that similar instructions have been inserted in each of the invoices to be addressed to such Account Debtors in the form set out in Schedule 12, Part B.

(E) New Forms of Contract: The Operating Agent shall, as soon as reasonably practicable after submission to it of a form of Contract other than the form set out in Schedule 7, notify the relevant Originator as to whether it approves such form for the purposes of paragraph (15) of the definition of "Eligible Receivable", such approval not to be unreasonably withheld. In considering whether to approve such form of Contract, the Operating Agent may, as a condition of considering whether to give its approval, take such legal advice to ensure that the interests of the Receivables Purchaser and of the Lenders are not negatively affected by the new form of contract as it deems appropriate including, without limitation, advice from French avocats, and all related costs, charges and expenses (including without limitation reasonable legal fees, disbursements and VAT thereon) shall be for the account of the relevant Originator.

4.   SUBROGATION

(A)  Daily Accounts Receivable Listing and Accounts Receivable Listing:

     (1) On opening of business local time on each Subrogation Date, the Offer Agent will cause BNP Paribas to provide (including by electronic means) to it and to the Operating Agent the amount of collections standing to the credit of the Exide Funding Master Account on such date (the "Available Reinvestment Funds").

     (2) Subject to Clause 4(G) below and based on the Available Reinvestment Funds on such day, the Offer Agent on behalf of the Originators will, by 11.00 a.m., London time, on each Subrogation Date, deliver to the Operating Agent on behalf of the Receivables Purchaser a duly completed Daily Accounts Receivable Listing identifying (inter alia) the Receivables which have come into existence on the immediately preceding Local Business Day (except in the case of Clause 4(A)(3) below) for an aggregate face value not exceeding, the Available Reinvestment Funds to be subrogated by each Originator, together with the Subrogation Date and the Subrogation Price for each Receivable included in the Group of Receivables proposed for subrogation on such Subrogation Date as calculated by the Offer Agent on behalf of the Operating Agent.

     (3) If since the beginning of a Reference Period, which includes the relevant Subrogation Date, some Receivables were not transferred to the Receivables Purchaser due to the fact that they would have caused the aggregate face value of a Group of Receivables to exceed the Available Reinvestment Funds on the relevant Subrogation Date (the "Non Transferred Receivables") and the aggregate face value of all Receivables, which have come into existence on the Local Business Day immediately preceding such Subrogation Date is lower than the Available Reinvestment Funds on such Subrogation Date, the Offer Agent shall include in the Accounts Receivable Listing to be delivered to the Operating Agent pursuant to Clause 4(A)(2) above, as much Non Transferred Receivables as possible for the aggregate face value of the Groups of Receivables to be subrogated on that day to be equal to (as much as possible) and by no means shall exceed the amount of Available Reinvestment Funds on such Subrogation Date.

        (4) On each Determination Date relating to a proposed Settlement Date, the Offer Agent on behalf of the Originators shall, by 11:00 a.m. London time, deliver to the Operating Agent on behalf of the Receivables Purchaser a duly completed Accounts Receivable Listing identifying (inter alia) the Receivables to be subrogated by each Originator, together with the Settlement Date on which such Receivables will be subrogated and Subrogation Price for each Receivable included in the Group of Receivables proposed for subrogation on such Settlement Date as calculated by the Offer Agent on behalf of the Operating Agent, including any and all Non Transferred Receivables which have not been transferred to the Receivable Purchaser in the course of the immediately preceding Reference Period.

(A.bis) Quittance Subrogative

        Subject to compliance by the Offer Agent of its obligations to provide the relevant Daily Accounts Receivable Listing or Accounts Receivable Listings (as the case may be), the Offer Agent on behalf of the Originators shall prior to 11:00 a.m. London time on the relevant Subrogation Date and/or Settlement Date (as the case may be) issue a duly completed executed and dated Quittance Subrogative substantially in the form of Schedule 6 (Quittance Subrogative) identifying (inter alia) such Receivables as are identified, (i) in the case of a Reinvestment Subrogation, in the Daily Accounts Receivable Listing, and (ii) in the case of a Funded Subrogation, the Accounts Receivable Listing (including in both cases all details mentioned in the Annex to the form of Quittance Subrogative set out in Schedule 6), and in both cases the Subrogation Date or, in the case of a Funded Subrogation, the Settlement Date and the corresponding Subrogation Price (which, in the case of a Reinvestment Subrogation shall not exceed the Available Reinvestment Funds on such Subrogation Date).

(B)     Subrogation Payment:

        The delivery of the Quittance Subrogative in original or by facsimile, as the case may be, will constitute notification to the Receivables Purchaser of each Receivables in the relevant Group of Receivables and the Related Security, designated pursuant to Clause 4(D) and the Annex to the form of Quittance Subrogative, which the Receivables Purchaser is to acquire for the Subrogation Price as set out in the Quittance Subrogative. Upon receipt of the Quittance Subrogative the Receivables Purchaser shall, subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, Clause 3 and provided, in the case of a Reinvestment Subrogation that the Subrogation Price to be paid does not exceed the Available Reinvestment Fund or such Subrogation Date) pay in full to the CEAC Payment Account the Subrogation Price in respect of the relevant Group of Receivables which payment will effect the Receivables Purchaser to be subrogated to all rights and the Related Security of the relevant Originator in respect of the relevant Group of Receivables pursuant to Article 1250-1(degrees) of the French Civil Code. Upon effective payment being made by the Receivables Purchaser in respect of each Quittance Subrogative, the Operating Agent on behalf of the Originators, shall complete the related Quittance Subrogative with effective date on which the related payment by the Receivables Purchaser is credited to the CEAC Payment Account.

      (C) Subrogation Price: The Receivables Purchaser shall pay in full the Subrogation Price on either the Subrogation Date or the Settlement Date (as the case may be) in the currency and funds specified in Clause 7(B) to the CEAC Payment Account.

      (D) Determination of Subrogated Receivables: No later than 11:00 a.m. on the Initial Offer Date and thereafter on each Subrogation Date relating to a Reinvestment Subrogation and on each Determination Date immediately preceding a Settlement Date, the Offer Agent will, on behalf of the Originators, deliver to the Operating Agent (or as the Operating Agent may direct) the Daily Accounts Receivable Listing or the Accounts Receivable Listing generated in relation to such Subrogation Date or Settlement Date (as applicable) specifying, inter alios,:

          (1)  on the Initial Offer Date:

               (i)    the Initial Reference Date;

               (ii)   each Designated Account Debtor;

               (iii) each Receivable which will be the subject of the Quittance Subrogative to be delivered on the Effective Date and the Originator thereof;

               (iv)   each of such Receivables which is an Eligible Receivable;
                      and

               (v) the Outstanding Balance of such Receivables which are Reference Eligible Receivables as at (but excluding) the Initial Date and the Originator thereof.

          (2)  on each Subrogation Date relating to a Reinvestment Subrogation:

               (vi)   each Additional Designated Account Debtor;

               (vii) each Receivable which is the subject of the Quittance Subrogative delivered on such date and the Originator thereof;

               (viii) the Outstanding Balance of such Receivables as at such
                      Subrogation Date.

          (3)  on each subsequent Determination Date:

               (i)    the relevant Reference Date;

               (ii) each Receivable which will be the subject of the Quittance Subrogative to be delivered on the immediately succeeding Settlement Date and the Originator thereof;

               (iii)  each of such Receivables which is an Eligible Receivable;
                      and

               (iv) the Outstanding Balance of such Receivables which are Eligible Receivables as at (but excluding) the Reference Date immediately preceding such Determination Date and the Originator thereof.

(E) Records: On or prior to each Subrogation Date in respect of which a Quittance Subrogative is to be delivered, the Offer Agent on behalf of each Originator will at the expense of the relevant Originators deliver to the Operating Agent (or as the Operating Agent may direct) the Accounts Receivable Trial Balance generated on or in relation to such Subrogation Date, identifying the Receivables designated pursuant to Clause 4(D).

(F) Perfection: Subject to Clause 13, each Originator, the Offer Agent and the Receivables Purchaser will take all such steps and comply with all such formalities as may be required to perfect or more fully to evidence or secure title to the Receivables transferred by way of subrogation pursuant to Clause 4.

(G) Delegation of Powers of Operating Agent (Mandat): The Operating Agent hereby delegates to (mandate) the Offer Agent and each Originator its obligation to compute the Subrogation Price under this Clause 4, which delegation each Originator irrevocably accepts. The Offer Agent on behalf of each Originator shall notify the Operating Agent of all calculations made by it under this Clause 4. The Operating Agent may revoke this delegation in writing at any time. Until such time as such delegation shall be revoked, each Quittance Subrogative to be delivered by the Offer Agent on behalf of each Originator under Clause 4(A) above shall be so delivered to the Receivables Purchaser by facsimile and any duly completed original Quittance Subrogative (including the effective date for payment) shall be couriered to the Operating Agent by ordinary post on the effective date for payment.

(H)  Appointment of Offer Agent:

     (a) Exide Europe is hereby appointed by each Originator as Offer Agent to deliver the Quittances Subrogatives to the Receivables Purchaser on behalf of each Originator pursuant to the terms hereof and perform all the related functions and Exide Europe hereby accepts such appointment as Offer Agent on the terms and subject to the conditions of this Agreement;

     (b) Each Originator agrees that the Receivables Purchaser and the Operating Agent shall be entitled to assume without further enquiry that performance by the Offer Agent purportedly on behalf of such Originator is duly authorised and undertaken on behalf of such Originator; and

     (c) Exide Europe may not resign its appointment as Offer Agent without the consent of the Operating Agent on behalf of the Receivables Purchaser.

5.    COLLECTIONS AND SETTLEMENT

(A)   Collection of Receivables:

      (1)      Prior to an Early Amortisation Event, each Servicer shall:

               (a) on each Local Business Day prior to the Payment Notification Date, deposit and cause each Designated Account Debtors to deposit all Collections of Subrogated Receivables to the relevant Collection Account in accordance with Clause 8(B)(19);

               (b) on each Local Business Day from the Payment Notification Date, deposit and cause each Designated Account Debtors to deposit all Collections of Subrogated Receivables to the Exide Collection Account; and

               (c) on each Subrogation Date transfer all Collections received since the last Subrogation Date to the Exide Funding Master Account.

      (2) the Operating Agent shall issue a Settlement Statement to the Offer Agent (on behalf of the Receivables Purchaser) within two Programme Business Days after each Settlement Date in relation to the Settlement Period which ended on that Settlement Date.

(B) Settlement Procedures prior to Termination Date: Prior to the Termination Date the procedures described in this Clause 5(B) will be applicable:

      (1)      On each Determination Date the Operating Agent shall calculate:

               (a)   Capital as at the forthcoming Settlement Date;

               (b) Yield and Programme Costs in respect of the Capital as at the forthcoming Settlement Date; and

               (c) the Reserves and the Programme Reserves required in respect of that Settlement Period commencing on the next following Settlement Date;

               (d)   Country's Proportionate Share of the applicable Reserves.

      (2) On each Subrogation Date and as a condition precedent to each Reinvestment Subrogation the Operating Agent shall cause that each Originator be paid by the Receivables Purchaser the Subrogation Price in respect of Subrogated Receivables from the Exide Funding Master Account in the CEAC Payment Account;

      (3) On each Settlement Date and as a condition precedent to each Funded Subrogation the Operating Agent shall cause that on the Effective Date the amount credited into the Gage-Especes Account (as this term is defined under the Accord de Gage-Especes) be of an amount equivalent to the Loan Advance and, on each succeeding Settlement Date falling prior to each Subrogation Date, the Collateral Provider has paid into the Gage-Especes Account the amount in euro which the Operating Agent has confirmed to be the positive difference between (i) the aggregate amount to be made available to the Receivables Purchaser on such Settlement Date under the Limited Recourse Loan Agreement and (ii) the aggregate amount subject to the gage-especes (as this term is referred to under the Accord de Gage-Especes) after all deductions mentioned in the Accord de Gage-Especes have been made prior to such payment;

      (4) On each Settlement Date and as a condition precedent to each Funded Subrogation, the Operating Agent cause that each Originator be paid by the Receivables Purchaser the Subrogation Price in respect of Subrogated Receivables from the Exide Funding Master Account in the CEAC Payment Account.

(C) Settlement Procedures after Termination Date: On the Termination Date and each day thereafter, for all Subrogated Receivables:

      (1) On each Programme Business Date, the Operating Agent shall cause to be paid from the Collection Accounts to Batteries Funding all amounts standing to the credit of the Collection Accounts.

      (2) If and to the extent that the obligations of the Receivables Purchaser under the Limited Recourse Loan Agreement have been fully discharged, the Operating Agent shall cause to be paid all amounts then standing to the credit of the Gage-Especes Account to the Collateral Provider.

(D)   Adjustments and Allowances:

      (1) If on any day the Outstanding Balance of any Subrogated Receivable is either (a) reduced or adjusted as a result of any defective, rejected, repossessed or returned goods or services or any cash discount (whether commercial, financial or otherwise), rebate or other adjustment made by any Originator or any other Person, or (b) reduced or cancelled as a result of a set off or by agreement in respect of any claim by the Designated Account Debtor thereof against any Originator or any other Person (whether such claim arises out of the same or another transaction) (including without limitation any change in the due date for payment of any Subrogated Receivable otherwise than with the prior consent of the Operating Agent), such Originator will be deemed to have received on such day a Collection of such Subrogated Receivable in the amount of such reduction, adjustment or cancellation and shall credit such amount to the Exide Funding Master Account by way of indemnity.

      (2) If on any day any of the representations or warranties in Clause 8 is no longer true with respect to a Subrogated Receivable, each Originator will be deemed to have received on such day a Collection of such Subrogated Receivable equal to its original Outstanding Balance less any Collections previously received with respect thereto and shall credit to the Exide Funding Master Account an amount equal to such deemed Collection by way of indemnity.

               (3) If any Subrogated Receivable expressed to be an Eligible Receivables in the Accounts Receivable Listing was not an Eligible Receivable at the time of Subrogation, on the date such fact becomes known to any Originator, any such Originator will be deemed to have received a Collection of such Subrogated Receivable equal to its original Outstanding Balance less any Collections previously received with respect thereto and shall credit to the Tudor Collection Account an amount equal to such deemed Collection by way of indemnity.

               (4) If, following any payment in respect of a deemed Collection of a Subrogated Receivable pursuant to Clause 5(D)(2), and
                    (3) above, the Receivables Purchaser shall receive any further Collections in respect of such Subrogated Receivable, the Receivables Purchaser shall (provided no Termination Date has yet occurred) pay to the relevant Originator an amount or amounts equal to such further Collections by way of repayment of indemnity.

          (E) Application of Collections: Any payment by a Designated Account Debtor in respect of any indebtedness owed by it to an Originator and any credits, in respect of defective, rejected, repossessed or returned goods or other non cash items of a Designated Account Debtor will, except as otherwise specified in writing by such Account Debtor or otherwise required by contract or law or capable of being determined and unless otherwise instructed by the Operating Agent, be applied as a Collection of Subrogated Receivables of such Designated Account Debtor, in the order of the age of such Subrogated Receivables, starting with the oldest such Subrogated Receivables, to the extent of any amounts then due and payable thereunder before being applied to or in respect of any other indebtedness of such Designated Account Debtor.

          (F) Originators obligations joint and several: All obligations, covenants, indemnities, representations and warranties of, given or made by any Originator under the Relevant Documents to which they are parties (in any of its capacities under such Relevant Documents) are joint and several with those of any other Originator (in any of its capacities under such Relevant Documents).

          6.   FEES AND COSTS

          (A) Servicer Fees: Until the later of the Termination Date and the Relevant Date, for any period during which any Originator or any Affiliate of an Originator is not Servicer (or a Sub-Servicer), such Originators will pay the Receivables Purchaser, upon its demand, a servicing fee as determined by the Operating Agent, not exceeding 110% of the fees, costs and expenses, plus value added tax (if applicable), charged by the substitute Servicer incurred in performing such function.

          (B) Costs and Expenses: Each Originator agrees to pay on demand of the Operating Agent all reasonable costs and expenses incurred by the Operating Agent in connection with the preparation and execution and delivery of the Relevant Documents and the other documents to be delivered pursuant to the Relevant Documents or in connection therewith, such costs and expenses to include, without limitation, the reasonable fees and out-of-pocket expenses of legal advisers (plus VAT thereon) to the Receivables Purchaser and the Operating Agent with respect thereto and with respect to advising the Receivables Purchaser and the Operating Agent as to their respective rights and remedies under this Agreement, and all costs and expenses, if any (including legal fees and expenses plus VAT thereon), in connection with the enforcement of the Relevant Documents, the other documents to be delivered pursuant to the Relevant Documents or in connection therewith and the Subrogated Receivables.

          (C) Duties and Taxes: In addition, the Originators will pay on demand of the Operating Agent any sales, excise, registration and other taxes, duties and fees payable in connection with the execution, delivery, filing or recording of the Relevant Documents or any Subrogations, assignment or reassignment of Receivables under or pursuant to the Relevant Document, or the other documents to be delivered under the Relevant Documents or in any way connected with any transaction contemplated by the Relevant Documents. The Originators agree to indemnify the Operating Agent and the Receivables Purchaser on demand of the Operating Agent against any liabilities with respect to or resulting from any delay in paying or omission to pay any such taxes, duties or fees.

          (D) Computations: All computations of interest and fees shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

          (E) Computation of Time Periods: Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

          7.   PAYMENTS AND COMPUTATIONS, ETC.

          (A) Mechanics: All amounts to be paid to or deposited with the Operating Agent for its own account or for the account of the Receivables Purchaser by an Originator and/or the servicer under this Agreement shall be paid or deposited no later than 12:00 noon (local time in the place of payment) on the day when due in immediately available same day funds to the relevant account specified below.

          (B) Currency: All amounts payable by an Originator and/or Servicer under this Agreement to the Operating Agent for its own account or for the account of the Receivables Purchaser shall be paid in euro or, where such payment relates to a Subrogated Receivable, in the currency of such Subrogated Receivable (or any other currency which is agreed from time to time between the Offer Agent and the Operating Agent). All amounts payable by the Buyer under this Agreement shall be paid in the currency specified herein and the Subrogation Price amounts payable by the Receivables Purchaser under this Agreement shall be paid in the currency of the Subrogated Receivables.

     (C) Accounts: Any amounts payable under this Agreement shall be remitted to the following accounts:

          (1)  if to an Originator, the Originator Non-Transaction Account;

          (2) if to the Receivables Purchaser (otherwise than specifically set out in this Agreement) Account No. 8319723 (Sort Code 18.50.08) with Citibank, 336 Strand, London WC2R 1HB, U.K.; and

          (3) if to the Operating Agent for its own account, Account No. 3023001 (Sort Code 18.50.08) with Citibank, 336 Strand, London, WC2R 1HB, U.K

     (D) Grossing Up: To the fullest extent permitted by law each Originator (in each of its capacities under the Relevant Documents) will make all payments under this Agreement regardless of any defence or counterclaim. Further, if such Originator (in any of its capacities under the Relevant Documents) is compelled by law to make any deductions or withholdings from any payments pursuant to the Relevant Documents, including, without limitation, payments in respect of Receivables or Collections, such Originator will pay such additional amounts as may be necessary in order that the net amount received by the Operating Agent or the Receivables Purchaser after such deductions or withholdings (including any required deduction or withholding on such additional amounts) will equal the amount that the Operating Agent or the Receivables Purchaser (as appropriate) would have received had no such deductions or withholdings been made. Each relevant Originator will provide the Operating Agent with evidence satisfactory to the Operating Agent that it has paid such deductions or withholdings.

     (E) Appropriation of Payments: Regardless of any appropriation by any Originator or the Servicers, the Operating Agent shall determine the appropriation of any payment to it for the account of the Receivables Purchaser to any amount to be paid to or deposited with it for the account of the Receivables Purchaser by any Originator and/or Servicer under this Agreement.

     8.   REPRESENTATIONS AND WARRANTIES OF THE ORIGINATORS AND EXIDE EUROPE

     (A)  Stipulation pour autrui:

          (1) The Receivables Purchaser as stipulant hereby stipulates and the Originators as promettants hereby promise for the benefit of Batteries Funding as beneficiaire in accordance with articles 1121 and 1122 of the French Civil Code, that Batteries Funding shall, subject to the terms and conditions hereof, have the benefit of the same representations, warranties, covenants and obligations as granted by the Originators herein.

          (2) The beneficiaire shall accept the benefit of such stipulation pour autrui by signing the letter substantially in the form of
               Schedule 13.

     (B) Each of the Originators (in each of its capacities under the Relevant Documents) and Exide Europe represents and warrants to the Receivables Purchaser and the Operating Agent, in each case in relation to the matters relating to itself, as of the Effective Date, as follows:

          (1) Incorporation: Each of the Originators and Exide Europe is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation or organisation.

          (2) Originators Power and Authority: Each Originator has full power and authority to effect, and has taken all necessary action to authorise, the execution and performance by it of the Relevant Documents to which it is a party and all other instruments and documents to be delivered under the Relevant Documents, and the transactions contemplated by the Relevant Documents to which it is a party, and to make the Relevant Documents to which it is a party and each Subrogation admissible as evidence in France.

          (3) Exide Europe Power and Authority: Exide Europe has full power and authority to effect, and has taken all necessary action to authorise, the execution, delivery and performance by it of the Relevant Documents to which it is a party and all other instruments or documents to be delivered under the Relevant Documents to which it is a party and the transactions contemplated by the Relevant Documents to which it is a party.

          (4) Non-Violation: The execution and performance by any Originator and Exide Europe of the Relevant Documents to which it is a party and all other instruments and documents to be delivered pursuant to the Relevant Document to which it is a party and all transactions contemplated by the Relevant Document to which it is a party:

               (1) do not contravene (a) any Originator's or Exide Europe's memorandum or articles of association (or analogous constitutive documents), (b) any law, rule or regulation applicable to any Originator or Exide Europe, (c) any material contractual restriction contained in any agreement, instrument or Contract binding on or affecting any Originator or its assets or Exide Europe or Exide Europe's assets, or (d) any order, writ, judgment, award, injunction or decree binding on or affecting any Originator, or any of the Originators' assets or Exide Europe or Exide Europe's assets;

               (2) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of each Originator or Exide Europe's assets or undertaking; and

               (3) will not constitute a breach of, nor give rise to any actual or potential event of default under, any Debt of any member of the Exide European Group, or under any document relating to such Debt.

          (5) Consents: No consent, authorisation, approval, notice or filing is required (or, if required, which has not been obtained on a timely basis) for the due execution, delivery or performance by the Originators or Exide Europe of the Relevant Documents to which they are parties or any other document to be delivered in connection with the Relevant Documents to which they are parties or for the transactions contemplated by the Relevant Documents to which they are parties.

          (6) Obligations Binding: (1) Each of the Relevant Documents to which it is a party constitutes the legal, valid, binding and enforceable obligation of each Originator; and (2) Exide Europe.

          (7) Financial Statements: The most recent audited annual accounts of each Originator and Exide Europe, copies of which have been furnished to the Operating Agent, present a true and fair view (sont reguliers et sinceres et donnent une image fidele) of the financial condition of each Originator and its consolidated Subsidiaries (if any) or Exide Europe and its consolidated Subsidiaries, as applicable, as at that date and the results of the operations of each Originator and those Subsidiaries, or Exide Europe and those Subsidiaries, as applicable, for the period ended on that date, all in accordance with generally accepted accounting principles consistently applied in France.

          (8) No Tax: No stamp, registration or similar tax is required to be paid on or in relation to this Agreement or any such subrogation subject to article 899 of the French Tax Code in respect of Stamp Duty (droit de timbre de dimension) and court fees applicable to all litigants.

          (9) No Material Adverse Change to the Originators: Since the date of this Agreement, there has been no change in the business or financial condition of any Originator which may materially adversely affect the ability of such Originator to perform its obligations under the Relevant Documents.

          (10) No Material Adverse Change to Exide Europe Group: Since the date of this Agreement, there has been no change in the business or financial condition of the Exide Europe Group which may materially adversely affect the ability of Exide Europe to perform its obligations under the Relevant Document to which it is a party.

          (11) No Litigation: There are no actions, suits or proceedings current or pending, or to the knowledge of any Originator threatened, against or affecting such Originator or its Subsidiaries (if any) or any of its respective assets, or Exide Europe or Exide Europe's assets, in any court, or before any arbitrator of any kind, or before or by any governmental body, which may materially adversely affect the financial condition of each Originator and its Subsidiaries taken as a whole or Exide Europe, or materially adversely affect the ability of each Originator or Exide Europe to perform their obligations under the Relevant Document to which they are parties.

          (12) No Immunity: In any proceedings taken in France in relation to this Agreement or any such subrogation, the Originators will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

          (13) No Default: nor the Originators nor Exide Europe nor any of its Subsidiaries is in default with respect to any order of any court, arbitrator or governmental body, excluding defaults with respect to orders of governmental agencies which are not material to the business or operations of the Originators, Exide Europe or any of its subsidiaries, and would not materially adversely affect the ability of any Originator, Exide Europe or any of its subsidiaries to perform its obligations under the Relevant Documents to which it is a party.

          (14) No Adverse Claim: Each Receivable will, together with the Contract related thereto, at all times be owned by each Originator free and clear of any Adverse Claim except as provided in this Agreement, and upon each Subrogation the Receivables Purchaser will acquire full title and ownership to and of such Receivable, the Collections and the Related Security then existing or thereafter arising free and clear of any Adverse Claim.

          (15) Performance of Contracts: All goods and services to which each Subrogated Receivable relates have been delivered and performed, and all requirements of such Contract concerning the nature, amount, quality, condition or delivery of the goods or services, or upon which payment of the Subrogated Receivable may be dependent, have been fulfilled in all material respects.

          (16) Information: None of the information and reports (including but not limited to each portfolio profile and each Summary Report) furnished or to be furnished (whether by way of computerised data or otherwise) by the Originators (in each of its capacities under the Relevant Documents) or Exide Europe, to the Operating Agent or Exide Europe, as applicable, is inaccurate in any material respect (except as otherwise disclosed to the Operating Agent at the time of delivery) as of the date so furnished, or contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

          (17) Place of Business: The principal place of business and registered office of each Originator is as set forth in this Agreement or at such other location(s) approved by the Operating Agent (such approval not to be unreasonably withheld or delayed).

          (18) Eligibility: Each Receivable designated as Eligible Receivables in Quittance Subrogative is an Eligible Receivables.

          (19) Location of Books: The offices where the Originators keep all their books, records and documents evidencing Receivables or the related Contracts are at the locations set forth in this Agreement or at such other location(s) approved by the Operating Agent (such approval not to be unreasonably withheld or delayed).

          (20) Location of Bank Accounts: The bank accounts to which each Originator has directed the Designated Account Debtors to remit payments for the Receivables are (a) prior to the Payment Notification Date, the CEAC Collection Accounts for payments by cheque and bank transfer and the Exide Collection Account for payments by bills of exchange (lettre de change) and promissory notes (billet a ordre) (b) on and following the Payment Notification Date, the Exide Collection Account for all means of payment, (or, in each case, such other account(s) at such location(s) as may have been previously approved by the Operating Agent and in respect of which the relevant bank has acknowledged and agreed not to exercise any right of set-off, net-off, combination or consolidation of accounts or counterclaim whatsoever.

          (21) No Winding-Up: All Originators and Exide Europe are solvent (i.e., are able to pay their debts as they fall due and the value of their assets is not less than the amount of its liabilities taking into account contingent and prospective liabilities) and are not subject to any declared or undeclared cessation des paiements or any analogous state under the principles of any relevant applicable law and (ii) no step has been taken or is intended by any Originator, Exide Europe, or to the best of the Originators' or Exide Europe's knowledge by any other Person for any of the Originators or Exide Europe to enter into a voluntary arrangement with its creditors (reglement ou concordat amiable), filed for or become subject to any insolvency proceedings under any applicable law (redressement judiciaire or other) and liquidation within the meaning of the Code de Commerce (formerly Law n(degrees) 85-98 of 25 January 1985 as amended and supplemented).

          (22)

               (a) Unencumbered Title: The subrogation of each Receivable which is the subject of this Agreement will be effective to pass full and unencumbered title and the benefit for the Receivables Purchaser as a valid subrogation in favour of the Receivables Purchaser of the Originators' rights in each such Receivable, and no further act, condition or thing will be required of any such Receivable or the enforcement of any such right in the courts of France (other than the giving of a Notice of Subrogation).

               (b) Title to each Receivable which is the subject of this Agreement will be vested in the Receivables Purchaser as described in paragraph (a) above without notice of such subrogation being served upon the related Account Debtor and will not form part of the estate of either of the Originators upon their or its liquidation.

          (23) Subrogated Receivables: Each Receivable referred to in each Quittance Subrogative is owed by a Designated Account Debtor under a Contract and is a Receivable.

          (24) No Breach: There has been no breach by any Originator of any of its obligations under the Relevant Documents to which it is a party or by Exide Europe of any of its obligations under the Letter of Undertaking.

          (25) Exide Europe Group: Each of the Originators, the UK Sellers, the German Sellers, the Italian Seller, the Spanish Seller and the Receivables Purchaser is (and each entity acceding as a "Seller" to any Origination Agreement) a member of the Exide Europe Group.

          (26) Aggregate Amount of Receivables: The amount of Receivables aggregated among all Origination Agreements (other than the Italian RSA and the Italian OSA) is such that the purchase price amounts paid by Batteries Funding in respect of such Receivables under each Origination Agreement to which it is a party (other than the Italian OSA) in the three month period commencing on the date of the Initial Purchase is not less than Euro 12,700,000.

          Each Originator further represents and warrants that the representations and warranties in this Clause 8 shall be true and correct on and as of each Subrogation Date and Settlement Date as though made on each such date and by reference to the then-existing circumstances.

     9.   AFFIRMATIVE COVENANTS OF each ORIGINATOR

          Until the later of the Termination Date and the Relevant Date, each Originator will in each of its capacities under the Relevant Documents, unless the Operating Agent otherwise consents:

     (A) Compliance with Law: Comply in all material respects with all applicable laws, rules, regulations and orders binding on it, its business and assets and all Receivables and related Contracts, except where non-compliance would not have a material adverse effect on its ability to perform its obligations hereunder.

     (B)  Maintain Existence: Preserve and maintain its corporate existence.

     (C) Access: Upon reasonable prior notice, permit the Operating Agent, or its agents or representatives, to visit the offices of the Originators during normal office hours and examine and make and take away copies of all books, records and documents relating to the Receivables and to discuss matters relating to the Receivables or any Originator's performance hereunder with any of the officers or employees of the Originators having knowledge of such matters and co-operate in the reconstruction of the Accounts Receivable Trial Balance pursuant to Clause 13(B).

          (D) Maintain Records: Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records in the event of their destruction), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the identification on each Subrogation Date of each new Subrogated Receivable and the daily identification of all Collections of and adjustments to each existing Subrogated Receivable).

          (E) Perform Contracts: Timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts relating to the Subrogated Receivables.

          (F) Priority: Ensure that at all times the claims against it under this Agreement rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency or other similar laws of general application.

          (G) Credit and Collection Policy: Comply in all material respects with its Credit and Collection Policy with respect to each Subrogated Receivable or Receivable to be offered for subrogation pursuant to this Agreement and the related Contract.

          (H) Value Added Tax: Make all relevant value added tax or other applicable tax payments in respect of supplies of goods or services pursuant to a Contract or which otherwise relate to Subrogated Receivables, and pay all value added tax (if any) payable in respect of any value added tax supply made, or input value added tax suffered, by the Receivables Purchaser, the Operating Agent or any of the Operating Agent's Affiliates with respect to supplies of goods or services by any Originator pursuant to a Contract or which otherwise relates to Subrogated Receivables.

          (I) Collections: If any Originator is not acting as Sub-Servicer, (1) give all reasonable assistance (including the provision of information) to any Servicer in accordance with the provisions of this Agreement, and (2) remit any Collections on Subrogated Receivables to the Sub-Servicer within one Business Day after the receipt or deemed receipt thereof.

          (J)  Payment Instructions:

               (1) (i) instruct, no later than on the Payment Notification Date, the Designated Account Debtors to make payments in cash, by cheques or direct transfer in respect of Subrogated Receivables to the Exide Collection Account and (ii) instruct each Additional Designated Account Debtor which has become a Designated Debtor following the Payment Notification Date, to make payments by cheques or direct transfer in respect of Subrogated Receivables as of the Subrogation Date immediately succeeding the Offer Date on which the relevant Account Debtor has become an Additional Designated Account

                    Debtor to the Exide Collection Account, in each case by way of letter (substantially in the form set out in Schedule 12) and by the insertion of a payment instruction to this effect in each invoice relating to a Designated Account Debtor;

               (2) prior to the Payment Notification Date, (i) give instructions to Eligible Debtors that all promissory notes, bills of exchange, effets de commerce, traites and billets a ordre made in connection with Receivables are drawn for the benefit of any Originator, (ii) ensure that any such promissory notes, bills of exchange, lettres de change, effets de commerce, traites and billets a ordre are endorsed to the Receivables Purchaser and (iii) ensure that such promissory notes, bills of exchange, lettres de change, effets de commerce, traites and billets a ordre are cashed into the Exide Collection Account; as from the Payment Notification Date (i) give instructions to Eligible Debtors that all promissory notes, billets a ordre made in connection with Receivables are drawn for the benefit of the Receivable Purchaser and (ii) ensure that such promissory notes billets a ordre are cashed into the Exide Collection Account.

          (K) Bank Account: (i) prior to the Payment Notification Date, cause all Designated Account Debtors to pay all Collections into the CEAC Collection Account or Exide Collection Account, as applicable, referred to in Clause 8(B)19 and (ii) on and following the Payment Notification Date, instruct all Designated Debtors to pay all Collections into the Exide Collection Account referred to in Clause 8(B)19.

          (L) Audit Costs: Each Originator shall pay the fees and expenses for up to four audits to be carried out by such accounting firm as is selected by the Operating Agent in respect of the Receivables (the scope of which to be determined by the Operating Agent, acting reasonably) in each financial year of any Originator, plus the costs of one additional audit to be conducted within 4 months after the execution of this Agreement. Except for such additional audit, any further additional audit(s) that may be required by the Operating Agent during any such financial year shall be for the Operating Agent's own account.

          (M) Provision of Information to Exide Europe: each Originator shall promptly provide Exide Europe with computerised information regarding the Subrogated Receivables on the dates shown, and containing the information set forth in Schedule 8, of its Account Receivables Trial Balance and all such different or other information as the Operating Agent may reasonably determine from time to time to properly allow Exide Europe and/or the Operating Agent to identify all required information in respect of Account Debtors and Receivables.

          (N) Identification of Account Debtors: each Originator shall use its best efforts to ensure that no later than one year from the date hereof:

               (1) the Operating Agent be provided with the legal identification numbers (numero Siret) of any and all Account Debtors resident in France without prejudice to any other information to be provided hereunder; and

               (2) each computer file referred to in each Quittance Subrogative provides for the relevant legal identification number (numero Siret) of the relevant Account Debtors.

          (O) CEAC Payment Account : CEAC shall only receive Subrogation Price on the CEAC Payment Account.

               Furthermore, and pending the provision by each Originator of the above numeros Siret, the Operating Agent shall be entitled, upon reasonable notice and at each Originator's costs, to accede the premises and files of the Originators in order to obtain such numeros Siret or to take any such steps to this effect.

          10.  NEGATIVE COVENANTS OF each ORIGINATOR and exide europe

               Until the later of the Termination Date and the Relevant Date, neither an Originator (in each of its capacities under the Relevant Documents) and (in respect of paragraph (F) below), Exide Europe will not, without the consent of the Operating
               Agent:

          (A) No Disposal of Receivables: Except as otherwise provided herein, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Receivable subrogated or to be offered for subrogation under this Agreement or the related Contract, or assign any right to receive income in respect thereof.

          (B) No Transfer of Business: transfer all or substantially all of its assets and undertaking to any person without the prior written consent of the Operating Agent, such consent not to be unreasonably withheld, unless such transfer would have no adverse effect on the ability of any Originator to collect and sell Receivables as contemplated by this Agreement.

          (C) No Security Interest over Receivables and Contracts: No Originator shall create nor permit to subsist any Security Interest on any of its Receivables and related Contracts.

          (D) No Amendment to Receivables: Extend, amend or otherwise modify the terms of any Subrogated Receivable, or amend, modify or waive any term or condition of any Contract related thereto, or commence or settle any legal action to enforce collection of any Subrogated Receivable without the prior written consent of the Operating Agent.

          (E) No Change to Credit and Collection Policy: Make any change in the character of its business or in the Credit and Collection Policy, which change would or might, in either case, materially impair the collectability of any Receivable subrogated or to be offered for subrogation under this Agreement or the enforcement of any related Contract against the related Designated Account Debtor or any relevant Person the operation of this Agreement without the prior written consent of the Operating Agent.

          (F) Cross-Indemnity: Neither Exide Europe nor any Originator shall amend or otherwise change the Deed of Payment Allocation and Cross-Indemnity dated on or about the Effective Date of the date hereof between Exide Europe and the Programme Sellers, except in respect of amendments or changes of a purely technical or immaterial nature which do not affect either: (i) the title of the Receivables Purchaser to the Subrogated Receivables transferred by way of subrogation pursuant to Clause 4 or (ii) the effectiveness of the Subrogation pursuant to Clause 4.

     11.  REPORTING REQUIREMENTS OF THE ORIGINATORS

          Until the later of the Termination Date and the Relevant Date, each Originator and Exide Europe (in each case in relation to matters relating to itself) will, unless the Operating Agent otherwise consents, furnish to the Operating Agent:

     (A) Annual Accounts of Originators: As soon as available and in any event within 180 days after the end of each Originator's financial years, a copy of each Originator's audited annual accounts and (if they are prepared) consolidated accounts in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding financial year.

     (B) Annual Accounts of Exide Europe: As soon as available and in any event within 180 days after the end of each of Exide Europe's financial years, a copy of Exide Europe's annual accounts prepared (as appropriate) on a consolidated basis in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding financial year, together with the report of an internationally recognised firm of independent auditors.

     (C) Other Financial Information: Upon request of the Operating Agent, such financial information, accounts and records with respect to the Originators or Exide Europe which are relevant to the Programme as the Operating Agent may from time to time reasonably request.

     (D) Defaults and other Events: Forthwith on becoming aware of any of the events described in (1), (2), (3) or (4) below or any event which, with the giving of notice or lapse of time or both, would constitute one of such events, the statement of the chief financial officer or chief accounting officer of any Originator or, as the case maybe, Exide Europe, setting out details of that event and the action which any Originator, or, as the case may be, Exide Europe, proposes to take with respect to that event:

          (1) any Originator or Exide Europe fails to pay any principal of or premium or interest on any Debt in excess (in the aggregate) of the Euro Equivalent of $5,000,000, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or any other default under any agreement or instrument relating to any Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure, default or event is to accelerate or to permit the acceleration of the maturity of such Debt, or any such Debt shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated
           maturity thereof, or any present or future mortgage, charge or other security interest on or over any assets of an Originator or Exide Europe becomes enforceable;

     (2) a resolution is passed or a petition is presented or an order made for the winding up, liquidation, dissolution, merger or consolidation of an Originator or Exide Europe (except for the purposes of a bona fide reconstruction or amalgamation with the consent of the Operating Agent), or a petition is presented or an order made for the appointment of an administrator in relation to an Originator, Exide Europe or a receiver, administrative receiver or manager is appointed over any part of the assets or undertaking of such Originator or Exide Europe or any event analogous, to any of the foregoing occurs (except, in the case where a petition is presented (i) the proceeding is frivolous or vexatious and (ii) the relevant Originator or Exide Europe is solvent and is contesting the proceeding in good faith); or

     (3)   an Early Amortisation Event occurs; or

     (4) an Event of Default (as such term is defined in the US DIP Facility Agreement) occurs under the US DIP Facility Agreement.

(E) Summary Report: Promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the condition or operations, financial or otherwise, of any Originator or any member of the Exide Europe Group, as the Operating Agent may from time to time reasonably request in order to protect the interests of the Receivables Purchaser or the Operating Agent, including prior to 10.00 am., London time on each Summary Report Date, a Summary Report (with, among other things, the information necessary to determine the Default Ratio).

(F) Designated Account Debtors: Within two calendar weeks after the end of each calendar quarter (or such frequent time as the Operating Agent may request in writing), each Originator shall deliver to the Operating Agent a current list of all Designated Account Debtors in respect of Subrogated Receivables and the addresses of such Designated Account Debtors.

     The obligations of each Originator to deliver reports or similar information to the Receivables Purchaser pursuant to this Agreement may be delegated by each Originator to Exide Europe, and the performance by Exide Europe of such obligations hereunder shall be deemed to be the performance by each Originator of such obligations; provided however, that each Originator shall remain liable for any non-performance of such obligations.

(G) Subrogation Price: On each Settlement Date, each Originator shall deliver to the Operating Agent bank statements evidencing that the Subrogation Price has been paid to the Originator Non-Transaction Account out of the Exide Funding Master Account.

12.  SERVICER, COLLECTIONS AND RECEIVABLES PURCHASER ACCOUNT

(A) Designation of Servicer: The Receivables Purchaser on its own behalf and as appointed Servicer of Batteries Funding pursuant to the Onward Receivables Sale Agreement appoints Citibank N.A., London Branch (the "Servicer") to carry out the servicing, administering and collection of the Receivables. Until the Operating Agent gives notice to the Servicer of a designation of a new Servicer, Citibank N.A., London Branch is designated as, and agrees, subject to the provisions of this paragraph (A), to perform the duties and obligations of a Servicer pursuant to the terms of this Agreement. The Servicer hereby delegates to each Originator in respect of the Subrogated Receivables originated by such Originator, its duties and obligations of Servicer and each such Originator (each a "Sub-Servicer") hereby agrees to perform the duties and obligations as the Servicer pursuant to the terms of this Agreement in relation to the Subrogated Receivables originated by it. The delegation hereby granted to each Sub-Servicer may not be terminated by the Sub-Servicer without the prior written consent of the Servicer and may be terminated at any time and without cause by the Servicer and, for so long as an Originator is acting as Sub-Servicer pursuant to the terms of this Agreement, (i) it shall perform the duties and obligations of the Servicer in respect of the Subrogated Receivables originated by it and (ii) all duties, obligations and indemnities expressed to be those of a "Servicer" pursuant to Clause 5 and this Clause 12 shall be regarded for all purposes as those of the relevant Sub-Servicer. The Servicer shall not be liable for the performance of the duties and obligations of any Sub-Servicer under this Agreement and each Sub-Servicer shall be liable to the Operating Agent and the Receivables Purchaser for the performance of its duties and obligations as Sub-Servicer under this Agreement. Each Sub-Servicer may, without the prior consent of the Operating Agent, subcontract with any other Person for servicing, administering or collecting the Subrogated Receivables; provided, however, that such Sub-Servicer (a) procures to the Operating Agent that its sub-contractor shall not delegate the servicing duties and obligations subcontracted to it by the Sub-Servicer without the prior written consent of the Operating Agent and (b) will remain liable for the performance of its duties and obligations of the Sub-Servicer under this Agreement. The Operating Agent may at any time designate as Servicer any Person to succeed the Servicer (which designation shall, for the avoidance of doubt, automatically terminate the delegation hereby granted to the Sub-Servicer) or any successor Servicer, on the condition in each case that any such Person agrees to perform the duties and obligations of Servicer pursuant to the terms of this Agreement.

(B)  Duties of Servicer:

     Each Servicer:

     (1) will take or cause to be taken all such actions as may be necessary or advisable to collect each Subrogated Receivable, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy and the instructions of the Operating Agent. Each of the Receivables Purchaser and the Originators hereby appoints the Servicer as its agent to enforce its respective rights and interests in and under the Subrogated Receivables, the Related Security and the Contracts;

     (2) will (i) prior to the Payment Notification Date, pay and cause all Collections to be paid directly by all Designated Account Debtors in the relevant Collection Account and deposit to the relevant Collection Account immediately upon receipt any Collection received not paid to such Collection Account and (ii) no later than on the Payment Notification Date and on each Local Business Day thereafter, pay and cause all Collections to be paid directly by all Designated Account Debtors in the Exide Collection Account and deposit to the Exide Collection Account immediately upon receipt any Collection received and not paid to such Collection Account;

     (3) shall deliver to the Operating Agent on each Local Business Day in respect of any Receivables of any Designated Account Debtor not included in the Group of Receivables to be subrogated on any Settlement Date or Subrogation Date, a listing giving details of the corresponding invoice by invoice number and other evidence which, in the reasonable opinion of the Operating Agent, is sufficient to segregate any payment in respect of such invoices and treat them separate from any other Subrogated Receivables owed by such Designated Account Debtor or Receivables owed by it to be subrogated on the relevant or any succeeding Settlement Date or Subrogation Date(s);

     (4) will deposit in the relevant Collection Account all Collections of Subrogated Receivables in accordance with this Agreement unless and until instructed otherwise by the Operating Agent. The Servicer shall segregate all cash, cheques and other instruments received by it from time to time constituting Collections of Subrogated Receivables as the Operating Agent may direct and deposit in a bank account designated by the Operating Agent all such cash, cheques and other instruments as soon as practicable and in any event on the first Local Business Day following receipt by the Servicer of such Collections and will give such payment instructions and take such other steps as the Operating Agent may require;

     (5) shall take all necessary steps to ensure that payment of Collections in respect of Subrogated Receivables shall be made into the relevant Collection Account, including:

           (a) to the extent that each Originator is acting in its capacity as Servicer, ensuring that all invoices delivered to Designated Account Debtors in relation to Subrogated Receivables shall include a payment instruction requiring the relevant Designated Account Debtor to make payment to the relevant Collection Account;

           (b) ensuring that payment of a Collection in respect of a Subrogated Receivable by direct deposit made to or to the order of each Originator shall credit the relevant amount into the relevant Collection Account promptly upon receipt where reasonably practicable, within twenty-four (24) hours thereof and, in any event, within forty-eight (48) hours;

           (c) ensuring that payment of a Collection in respect of a Subrogated Receivable by cheque made to or to the order of each Originator shall credit the relevant amount into the relevant Collection Account promptly upon receipt where reasonably practicable, within twenty-four (24) hours thereof and, in any event, within forty-eight (48) hours;

           (d) (1) prior to the Payment Notification Date, ensuring that (i) payment instructions given to Designated Account Debtors in relation to promissory notes, bills of exchange, effets de commerce, billets a ordre or traites require such instruments to be drawn in favour of each Originator at which point the relevant Originator shall (ii) endorse such payment instrument in favour of the Receivables Purchaser and (iii) shall credit the relevant amount into the Exide Collection Account; (2) after the Payment Notification date, ensuring that bills of exchange, generated by each Originator are drawn with such Originator as tireur, Exide Funding as beneficiaire and the relevant Eligible Debtor as tire before such payment instruments being accepted by the relevant Account Debtor and that the promissory notes billets a ordre are issued to the order of the Receivables Purchaser;

           (e) ensuring that the sums standing to the credit of the CEAC Collection Account and the Exide Collection Account are automatically transferred ( on a daily basis by the Collection Account Bank to the Exide Funding Master Account;

     (6) the Servicer confirms that in accordance with the CEAC Bank Account Mandate and the Exide Bank Account Mandate, the Collection Account Bank has been instructed to make available to the Operating Agent and the Servicer information showing amounts received on each Local Business Day and standing to the credit of the Collection Accounts as at the close of business on that day;

     (7) other than the transfers referred to in paragraph (6) above, the Servicer shall not, without the prior written consent of the Operating Agent, withdraw funds from the Collection Accounts or direct the Collection Account Bank to make any transfers from the Collection Accounts, except for withdrawals or transfers of cleared funds standing to the credit of the Collection Accounts as described in the CEAC Collection Account Bank Mandate and the Exide Collection Account Bank Mandate and provided that any such withdrawal or transfer would not cause the Collection Accounts to become overdrawn;

     (8) may not extend, amend, modify or waive the terms of any Subrogated Receivable or amend, modify or waive any term or condition of any Contract related thereto where such extension, amendment, modification or waiver would prejudicially affect such Subrogated Receivables, unless the Operating Agent shall have otherwise consented in writing. Each Originator shall deliver to the Servicer (if such Originator has ceased to be a Sub-Servicer) all documents, instruments and records which evidence or relate to the Subrogated Receivables which the Operating Agent may reasonably request;

     (9) if other than an Originator (and such Originator has ceased to be a Sub-Servicer), will provide to the relevant Originator all such information as such Originator may require for purposes of the Summary Report and will as soon as practicable following receipt pay to or to the order of such Originator the Collections of any Receivable which is not a Subrogated Receivable;

     (10) if other than an Originator (and such Originator has ceased to be a Sub-Servicer), will as soon as practicable upon demand make available or (if so demanded) deliver to such Originator all documents, instruments and records in its possession which evidence or relate to Receivables of such Originator other than Subrogated Receivables, and copies of documents, instruments and records in its possession which evidence or relate to Subrogated Receivables which the Operating Agent may reasonably request;

     (11) if the Operating Agent or its designee, and notwithstanding anything to the contrary contained in this Agreement, shall have no obligation to collect, enforce or take any other action described in this Agreement with respect to any Receivable that is not a Subrogated Receivable other than to turn over, make available or deliver to such Originator the Collections and documents with respect to any such Receivable as described in paragraph (5) above; and

     (12) if, at any time, the Servicer receives any Collections in respect of any Subrogated Receivables and the authority of the Servicer to collect such Receivables has been terminated in accordance with the Clause 12(A) then the Servicer shall pay promptly upon receipt such amount to the credit of the Exide Funding Master Account.

(C) Withdrawals: CEAC may, from time to time on any Local Business Day prior to the Termination Date unless and until the Operating Agent directs otherwise and if the aggregate face value of all Receivables available to be subrogated on such date (excluding all Receivables subrogated pursuant to a Funded Subrogation) is lower than the Available Reinvestment Funds (as these terms are defined in Clause 4 above), withdraw the positive difference between the Available Reinvestment Funds on such date and the aggregate Subrogation Price for all such Receivables included in the Group of Receivables subrogated on such date pursuant to a Reinvestment Subrogation (as these terms are defined in Clause 4 above) from the credit of the Exide Funding Master Account to the extent that such account shall never become overdrawn. Any amount so withdrawn (a "Withdrawal") shall be repaid in full on the Settlement Date falling during the Reference Period following immediately that in respect to (a) which the said withdrawal is made provided that (i) if there is a Funded Subrogation on such Settlement Date such repayment shall be made by transfer of cleared funds to the Exide

      Funding Master Account and (ii) there is no Funded Subrogation on such Settlement Date such repayment shall be made by transfer of cleared funds to the Onward Buyer Collection Account (and such payment would discharge CEAC's obligation to repay the withdrawals to the Receivables Purchaser) and (b) immediately upon the demand of the Operating Agent in the event that there is an Early Amortisation Event. CEAC shall not be obliged to pay interest on any Withdrawal.

(D) Failure to Report: If there is a failure at any time by an Originator acting in its capacity as Sub-Servicer to report and quantify the amount of Collections received and/or the funds standing to the credit of the Exide Funding Master Account in respect of any Settlement Period such that the amounts due by an Originator and the Receivables Purchaser pursuant to Clauses 4(B) and (C) cannot be accurately determined (in the Operating Agent's reasonable opinion), there will fall due from such Originator (where such Originator is acting in its capacity as Sub-Servicer) to the Receivables Purchaser on the Settlement Date at the end of such Settlement Period an amount equal to the anticipated Collections in respect of such Settlement Period as determined by the Operating Agent, acting reasonably. For the purposes of this Clause 12(D), it shall be considered reasonable for the Operating Agent to anticipate that all Collections due during such Settlement Period were received by the Collection Agent during such Settlement Period. The Receivables Purchaser shall deposit such amount into the Temporary Adjustment Account. Upon the Operating Agent becoming satisfied that a proper assessment of the amounts due has been made, there shall be an adjustment in accordance with such assessment, by way of repayment from the Receivables Purchaser (provided the Termination Date has not occurred) or by way of further payment by such Originator, as required and such adjusted sum shall be treated for all purposes under this Agreement as the Collections received during such Settlement Period. Provided that such failure by an Originator acting in its capacity as Sub-Servicer does not last longer than two consecutive Settlement Periods and the provisions of this Clause 12(D) are complied with, such failure shall not by itself constitute an Early Amortisation Event.

13.   PROTECTION OF THE RECEIVABLES PURCHASER'S RIGHTS

(A) Notice of Subrogation: Notwithstanding the notification made prior to the Payment Notification Date, the Operating Agent may at any time on behalf of the Receivables Purchaser (and each Originator following the Operating Agent's request shall) notify the Designated Account Debtors, or any of them, of Subrogated Receivables of the Receivables Purchaser's ownership of the Subrogated Receivables and the Collections of the Subrogated Receivables and direct (or cause the relevant Originator to direct) all the Account Debtors of Subrogated Receivables, or any of them, that payment of all amounts payable under any such Subrogated Receivable be made directly to the Operating Agent or its designee.

(B) Reconstruction of Accounts Receivable Trial Balance: If at any time any Originator does not (i) generate an Accounts Receivable Trial Balance on the Determination Date immediately preceding each Settlement Date, or (ii) provide the information to Exide

     Europe referred to in Clause 8, the Operating Agent will have the right to reconstruct that Accounts Receivable Trial Balance or such information so that a determination of the Subrogated Receivables can be made, and such reconstruction will be conclusive (in the absence of manifest error) for the purposes of determining Subrogated Receivables.

(C) Operating Agent's Right to Perform: If any Originator fails to perform any of its agreements or obligations under this Agreement, the Operating Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation.

(D)  Power of Attorney: Without prejudice to the provisions of Clauses 12(A) to
     (D), the Receivables Purchaser and each Originator irrevocably constitute and appoint the Operating Agent, with full power of substitution, as their true and lawful attorney and agent, with full power and authority in their name or otherwise, and in their place and stead, and for their use and benefit at any time after the occurrence of an Early Amortisation Event to take such action as it may deem necessary or desirable in order to protect the interests of as applicable the Receivables Purchaser and/or the Lenders, and/or the Operating Agent to perfect title to any of the Subrogated Receivables, or Related Security, including the redirection of mail and the endorsement of drafts, cheques and other payment media, to perform any agreement or obligation of each Originator under or in connection with this Agreement and/or under the CEAC Collection Account Bank Mandate, and to exercise all other remedies of any Originator under this Agreement or existing at law. In furtherance of the power herein granted, each Originator will assist and co-operate with the Operating Agent and provide such facilities as the Operating Agent may request. The power of attorney hereby granted is irrevocable (mandat d'interet commun) and will extend to and be binding upon the successors and assigns of such Receivables Purchaser or such Originator, as the case may be. The Originators hereby agree that they shall execute the Power of Attorney set out in Schedule 15 in respect of their obligations under this Clause 13(D).

14.  RESPONSIBILITIES OF THE ORIGINATORS

     Anything herein to the contrary notwithstanding:

(A) Perform Contracts: Each Originator will perform all its obligations under the Contracts related to the Subrogated Receivables to the same extent as if such Subrogated Receivables had not been sold pursuant to this Agreement and the exercise by either the Operating Agent or the Receivables Purchaser of its rights hereunder will not relieve the relevant Originator from such obligations.

(B) Exoneration of Receivables Purchaser and Operating Agent: None of the Receivables Purchaser nor the Operating Agent will have any obligation or liability with respect to any Subrogated Receivables, any related Security or related Contracts, nor will the Receivables Purchaser, or the Operating Agent be obliged to perform any of the obligations of the Originators thereunder.

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

(C) Marking: Each Originator will mark clearly and unambiguously its ordinary business records, including without limitation its master data processing records, relating to the Subrogated Receivables with a legend acceptable to the Operating Agent indicating that such Subrogated Receivables are owned by the Receivables Purchaser. Each Originator agrees that from time to time it will promptly execute and deliver all instruments and documents, and take all further action that the Operating Agent may reasonably request in order to perfect, protect or more fully evidence the Receivables Purchaser's ownership interest in the Subrogated Receivables, the Collections and the Related Security and pending such time will keep an up to date record of all Subrogated Receivables.

(D) Third Party Servicer: At any time following the designation of a Servicer other than Citibank N.A., London Branch or the termination of the delegation granted to any Sub-Servicer pursuant to Clause 12 (A):

     (1) Each Originator will, at the Operating Agent's request, (a) assemble all the documents, instruments and other records (including, without limitation, computer tapes and disks) which evidence the Subrogated Receivables, and the related Contracts and Related Security, or which are otherwise necessary or desirable to collect such Subrogated Receivables, and will make the same available to the Operating Agent at a place selected by the Operating Agent or its designee or (if so requested) deliver the same to the Operating Agent (or as it may direct), and (b) segregate all cash, cheques and other instruments received by it from time to time constituting Collections of Subrogated Receivables in a manner acceptable to the Operating Agent and will, promptly upon receipt, remit all such cash, cheques and instruments, duly endorsed or with duly executed instruments of transfer, to the Operating Agent or its designee.

     (2) Each Originator authorises the Operating Agent to take any and all steps in its name and on behalf of it necessary or desirable, in the determination of the Operating Agent, to collect all amounts due under any and all Subrogated Receivables and each Originator shall take all such steps with the relevant Collection Account Bank to this effect, including, without limitation, for the purpose of endorsing the relevant Originator's name on cheques and other instruments representing Collections and enforcing such Subrogated Receivables and the related Contracts and Related Security.

(E) Value Added Tax: For the purpose of ensuring recoupment of any value added tax forming part of a Subrogated Receivable:

     (1) all or part of which remains unpaid after the statutory period for purposes of claiming bad debt relief has elapsed;

     (2) (without prejudice to Clause 5(D) which on the Outstanding Balance of which is or would be, reduced, adjusted or cancelled by any Originator and/or any other Person whether as a result of matters in Clause 5 (D) or for any other reason, each Originator will use its reasonable endeavours to recover such value added tax (or the appropriate part thereof) from the appropriate tax authorities, as agent of the Receivables Purchaser, and promptly remit it to the Receivables Purchaser and, until so remitted, will hold for the Receivables Purchaser any dividend received or value added tax recovered by it in respect thereof (and any such dividend or recovery will be and be treated as a Collection). Each Originator will make such accounting write-offs and transfers and raise such Credit Notes as may be necessary or desirable for this purpose, and take all such other steps as may be requested by the Operating Agent may give written notice to the Operating Agent that each Originator wishes to repurchase any such Subrogated Receivable by way of subrogation from the Receivables Purchaser pursuant to
     Article 1250-1 of the French Civil Code solely for the purpose of facilitating recoupment of such value added tax.

15.  AGENCY AND INDEMNITIES

(A) Agency: In acting under this Agreement the Operating Agent shall have only such duties, obligations and responsibilities as are expressly set out in this Agreement (and such other duties, obligations and responsibilities as are reasonably incidental) and acts solely as agent of the Receivables Purchaser. However, without prejudice to the generality of the foregoing, only the Operating Agent shall be entitled to receive and retain fees and other amounts (including indemnification under this Clause 15) payable to the Operating Agent for its own account.

(B) Indemnities by the Originators and Exide Europe: The Originators and (in relation to matters relating to itself) Exide Europe agree to indemnify the Receivables Purchaser, the Operating Agent and their respective Affiliates and the Servicer (if any Originator has ceased to be a Sub-Servicer) from and against any and all damages, losses, claims, liabilities and related reasonable costs and expenses, including attorneys' fees and disbursements together with VAT thereon (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them arising out of or relating to this Agreement or the ownership of Subrogated Receivables, excluding, however, (a) such amounts resulting from gross negligence (faute lourde) or wilful misconduct (dol) on the part of the Person who would otherwise be entitled to claim such indemnification or (b) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Subrogated Receivables or for losses arising out of late Collections. Without limiting the foregoing, Indemnified Amounts include amounts relating to or resulting from:

     (1) reliance on any representation or warranty made or deemed made by any Originator (in any of its capacities under the Relevant Documents) or Exide Europe under or in connection with this Agreement, or any other information or report delivered by such Originator (in any of its capacities under the Relevant Documents) pursuant to this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered

     (to the extent that such amounts have not already been recovered by the applicable indemnified party pursuant to Clause 5(D));

(2) the failure of any Originator (in any of its capacities under the Relevant Documents) or Exide Europe to comply with any term, provision or covenant contained in this Agreement or with any applicable law, rule or regulation with respect to any Receivable, the related Contract or the Related Security, or the nonconformity of any Receivable or the related Contract or the Related Security with any such applicable law, rule or regulation;

(3) the failure to vest and maintain vested in the Receivables Purchaser ownership of each Subrogated Receivable, free and clear of any Adverse Claim whether existing at the time of the Subrogation of such Receivable or at any time thereafter, excluding any such Adverse Claim created by the Receivables Purchaser;

(4) any dispute, claim, offset or defence (other than discharge in bankruptcy or winding up by reason of insolvency or analogous event of the Designated Account Debtor) of the Designated Account Debtor to the payment of any Receivable which is a Subrogated Receivable (including, without limitation, a defence based on such Receivable or the related Contract not being a legal, valid, binding and enforceable obligation of such Designated Account Debtor), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services;

(5) any failure of any Originator (in any of its capacities under the Relevant Documents) or Exide Europe, to perform its duties or obligations in accordance with the provisions of this Agreement;

(6) Batteries Funding (as such term is defined in the Onward Receivables Sale Agreement), makes a request for a Loan and/or contracts for a foreign exchange transaction to fund any anticipated Subrogation and such Subrogation does not in fact take place as a result of the relevant Originator not delivering a Quittance Subrogative, the operation of Clause 3 or any other provision of this Agreement, or a subrogation of Receivables not being effected in relation to a Quittance Subrogative by reason of any event described in Clause 9(E) or any breach by any Originator (in whatever capacity) or Exide Europe of any of its obligations under or in connection with this Agreement;

(7) any products liability claim, or personal injury or property damage claim, or other similar or related claim or action of whatever sort arising out of or in connection with goods, merchandise or services which are the subject of any Receivable or Contract; and

     (8) the transfer of an ownership interest in any Receivable other than an Eligible Receivable (to the extent that such amounts have not already been recovered by the applicable indemnified party pursuant to Clause 5(D)).

     The Operating Agent will provide the Originators with a certificate or certificates showing in reasonable detail the basis for the calculation of Indemnified Amounts claimed under this Clause 15 provided, for the avoidance of doubt, that the provision of such certificate or certificates shall not be a condition for the making of any claim under this Clause 15.

(C) Costs Increased costs and gross-up for withholding tax under the Facilities Agreement and the Currency Exchange Agreement: Each Originator hereby agrees from time to time to indemnify the Receivables Purchaser for, and to pay to it on demand of the Operating Agent, an amount equal to all costs, increased costs, indemnities, tax, tax gross-up, tax indemnities, default interest and all other amounts (other than interest and principal payments) which are required to be paid by the Receivables Purchaser under and in accordance with the terms of the Onward Receivables Sale Agreement.

(D) Judgment Currency: Each reference in this Agreement to a specific currency is of the essence. The obligation of each Originator (in any of its capacities under the Relevant Documents) or Exide Europe in respect of any sum due from it to the Operating Agent or the Receivables Purchaser under this Agreement will, notwithstanding any judgment in any other currency, or any bankruptcy or winding up by reason of insolvency or analogous event of the Originators or Exide Europe, be discharged only to the extent that on the Local Business Day following receipt by the Operating Agent or the Receivables Purchaser of any sum adjudged or determined to be so due in such other currency, the Operating Agent could in accordance with normal banking procedures purchase the currency specified in this Agreement with such other currency. If the amount of currency so purchased is less than the amount of the specified currency originally due to the Operating Agent or the Receivables Purchaser, each of the Originators and Exide Europe agrees, as a separate obligation and notwithstanding any such judgment, bankruptcy, winding up or analogous event, to indemnify the Operating Agent and the Receivables Purchaser against such loss.

(E) Payment: Any amounts subject to the indemnification provisions of Clause 15(B), (C) or (D) shall be paid by each Originator or Exide Europe to the Operating Agent within two Programme Business Days following the Operating Agent's demand therefor.

(F) After Tax Amount: In the event that any taxing authority seeks to charge to tax any sum paid to the Receivables Purchaser or the Operating Agent or any of their respective Affiliates as a result of the indemnities or other obligations contained herein or impose a requirement on the payer of such indemnity to deduct tax, then the amount so payable shall be grossed up by such amount as will ensure that after payment of the tax so charged there shall be left a sum equal to the amount that would otherwise be payable under such indemnity or obligation.

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

16.  AMENDMENTS, ETC.

(A) Amendments and Waivers: No amendment or waiver of any provision of this Agreement nor consent to any departure by the Originators therefrom shall in any event be effective unless the same shall be in writing and signed by
     (1) each Originator, the Receivables Purchaser and the Operating Agent with respect to an amendment, or (2) each Originator, the Receivables Purchaser or the Operating Agent, as the case may be, with respect to a waiver or consent by it, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(B) Entire Agreement: This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter of this Agreement and constitutes the entire agreement among the parties with respect to the subject matter of this Agreement, superseding all prior oral or written understandings.

17.  NOTICES

     All notices and other communications provided for under this Agreement shall, unless otherwise stated in this Agreement, be in writing in the English language (including telex and fax communication) and mailed (first class, postage paid) or delivered to each party at its address set out under its name on the execution pages of this Agreement or at such other telex or fax number or address as may be designated by such party in a written notice to the other parties. All such notices and communications will be effective (other than in respect of a Quittance Subrogative delivered pursuant to Clause 4(A.bis), (i) in the case of written notice, five days after being deposited in the post, or (ii) in the case of notice by telex, when telexed against receipt of answer back, or (iii) in the case of notice by fax, at the time of transmission unless served on a day which is not a Local Business Day or after 5.00 pm at the place in which the recipient is located, in which case it will be effective at 9.00 am at the place in which the recipient is located on the following Local Business Day. In each case notice must be addressed as aforesaid.

18.  NO WAIVER: REMEDIES

(A) No Waiver: No failure on the part of the Receivables Purchaser, each Originator (in any of its capacities under the Relevant Documents) or the Operating Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The remedies in this Agreement are cumulative and not exclusive of any remedies provided by law.

(B) Set Off: Without limiting the provisions of Clause 18(A) the Receivables Purchaser and the Operating Agent are hereby authorised by the Originators and Exide Europe at any time after the Originators or Exide Europe are in default of their obligations under this Agreement or an Early Amortisation Event has occurred, to set off and apply, and/or to instruct Citibank or any of Citibank's Affiliates to set off and apply any and all deposits at any time held and any other indebtedness at any time owing (whether general or special, time or demand, provisional or final and in whatever currency) by the Receivables Purchaser, the Operating Agent, Citibank; or, as the case may be, any such Affiliate to or for the credit of the account of the Receivables Purchaser against any and all of the reciprocal claims arising from the obligations of the Originators or Exide Europe (in any of their capacities under the Relevant Documents), now or hereafter existing under this Agreement, to the Receivables Purchaser or the Operating Agent or their respective successors and assigns or, as the case may be, now or hereafter due or owing on any account to Citibank or any of Citibank's Affiliates (and for this purpose to convert one currency into another), provided set off is never applied to the Subrogation Price.

19.  BINDING EFFECT: ASSIGNABILITY

(A) Successors and Assigns: This Agreement is binding upon and enures to the benefit of (1) each Originator, Exide Europe and any of their successors and permitted assignees in accordance with Clause 19(B); (2) the Receivables Purchaser and also in relation to the benefit, but not the burden of this Agreement, each Person to whom the Receivables Purchaser has for the time being in accordance with Clause 19(C)(2) or (3) granted or assigned (or agreed to grant or assign) all or part of any Subrogated Receivable (or any participation or interest, whether proprietary or contractual, in or in respect of all or part of any Subrogated Receivable ) and/or all or any of its rights, benefits and interest in or under this Agreement and their respective successors and assignees; and (3) Citibank and its successors as Operating Agent (and the terms "Originator", "Exide Europe", "Receivables Purchaser" and "Operating Agent" shall be construed accordingly).

(B) Each Originator and Exide Europe: Neither an Originator nor Exide Europe may assign any of its rights, benefits or interest in or under this Agreement except with the prior consent of the Operating Agent.

(C) The Receivables Purchaser: The Receivables Purchaser may assign all or part of any Subrogated Receivables and/or all or any of its rights, benefits and interest in or under this Agreement in accordance with the Onward Receivables Sale Agreement.

(D) Additional Originators: The Operating Agent may, in its sole and absolute discretion, at the request of Exide Europe, admit a member of the Exide Europe Group as an Originator under this Agreement (for the purposes of this Clause 19(D), such party shall be referred to as the "Additional Originator"). In addition to the discretion of the Operating Agent, the admission the Additional Originator shall also be subject to the following conditions precedent:

     (1) the Operating Agent receives the documents and information specified in Schedule 5 in respect of the Additional Originator, each in form and substance satisfactory to the Operating Agent;

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

     (2) the Additional Originator, the Originator and the Receivables Purchaser have delivered to the Operating Agent a duly completed and executed Admission of Additional Originator in the form attached as
          Schedule 10 (together with confirmation of the due execution, in form and substance satisfactory to the Operating Agent) and the Operating Agent has indicated its consent by execution of the Admission of Additional Originator; and

     (3) Exide Europe shall have confirmed in writing to the Operating Agent that the Letter of Undertaking shall apply, on the terms stated therein, to all of the obligations of the Additional Originator under the Programme;

     upon which time the Additional Originator shall be deemed to be a party to this Agreement from and after the next Settlement Date subsequent to the execution of the Admission of Additional Originator by the Operating Agent, and the Additional Originator shall be under the same obligations towards each of the other parties to this Agreement as if it had been an original party hereto as an "Originator" and a "Sub-Servicer",

     Provided, however, that all the above provisions of this Clause 19 shall be subject to applicable provisions of the French banking law.

20.  FURTHER ASSURANCE - RESTRUCTURING

     The Originators and Exide Europe hereby agree that:

(A) in the event that it receives notice from the Operating Agent for the purpose of amending the existing Programme on the basis that:

     (1) the Receivables which are the subject of this Agreement will be first purchased from the Originators by a French fonds commun de creances (the "FCC"), such purchases to be funded by the subscription or purchase by Batteries Funding of units issued by the FCC; or

     (2) the Receivables which are the subject of the Italian RSA will be first purchased by a company set up pursuant to law 130 of 30 April 1999 in Italy (the "Law 130 Company"), such purchases to be funded by the subscription or purchase by Batteries Funding of notes issued by the Law 130 Company, upon commercial terms consistent with those applicable under the applicable Programme (save in relation to additional costs arising as a result of the involvement of a FCC, a Law 1/1999 Bank and/or a Law 130 Company), the Originators and Exide Europe undertakes to the Operating Agent and the Receivables Purchaser that it will enter into such arrangements, documents and agreements as are necessary or desirable, in the opinion of the Operating Agent (acting reasonably), for the purposes of giving effect to the transactions set out in paragraphs (1) and (2) and ensuring consistency between such transactions and the other transactions contemplated under the Programme.

(B) if, by reason of any change (a) in any law or regulation or in its interpretation or application or (b) in the generally recognised market practice after the date hereof (in each case as evidenced by legal advice from a reputable law firm delivered by the Operating Agent to Exide Europe), the Operating Agent determines that the interests of Batteries Funding and/or the Operating Agent under the Programme may be affected as a result of such change, then the parties to this Agreement, acting in good faith, shall co-operate with a view to restructuring this Agreement, the other Relevant Documents and the transactions contemplated herein and therein upon such terms and conditions as would result in the interests of Batteries Funding and/or the Operating Agent to be protected, to the best extent possible under applicable law, in the same manner as if that change had not occurred.

     All fees, costs and expenses (including legal fees) arising as a result of any of the event described in paragraph (A) and (B) will be borne by the Originators.

21.  TERMINATION

     This Agreement will create and constitute the continuing obligations of the parties in accordance with its terms, and will remain in full force and effect until such time, after the Termination Date, as all Programme Capital of all Groups of Receivables has been reduced to zero and all Yield (as aggregated among all Origination Agreements), Programme Costs and other fees due under this Agreement or the Fees Letters have been paid; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made by any Originator in or pursuant to this Agreement, the provisions of Clause 21 and the indemnification and payment provisions of this Agreement will be continuing and will survive any termination of this Agreement in respect of those Subrogated Receivables outstanding on the Termination Date.

22.  NO PROCEEDINGS

(A) Receivables Purchaser: Each Originator, Exide Europe and the Offer Agent (if not Exide Europe) each hereby agree that they will not institute against the Receivables Purchaser any bankruptcy, insolvency or similar proceeding until all amounts owing by Batteries Funding under the Facilities Agreement and the Currency Exchange Agreement have been paid in full and that no recourse shall be made for the payment of any amount owing hereunder or claims arising out of or based upon the Relevant Documents against any member, equity holder, employee, officer, director or affiliate of the Receivables Purchaser.

23.  SEVERABILITY

     Severability: If any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations under this Agreement, or of such provision or obligation in any other jurisdiction, shall not be affected or impaired thereby.

24.  CONFIDENTIALITY

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(A)  Unless otherwise required by applicable law or regulation, or as requested by any regulator or tribunal with competent jurisdiction over, or over any business of, the relevant party, and subject to Clause 23(B) below, each of the parties agrees to maintain the confidentiality of this Agreement and any information transmitted pursuant to this Agreement in its communications with third parties and otherwise.

(B)  The provisions of Clause 23(A) shall not apply:

     (1) to the disclosure of any information which is or becomes public knowledge other than as a result of the conduct of the recipient;

     (2) to the disclosure of any information to the Finance Parties (as defined in the Facilities Agreement) under the Facilities Agreement (including any participant, potential participant or potential Lender thereunder), the Swap Counterparty and any secured party under the Deed of Charge (as defined in the Facilities Agreement), any FCC (including the custodian and the management company thereof) and/or Law 130 Company set-up pursuant to Clause 20 and the Rating Agencies (including their officers, employees, agents and advisers), provided that such Persons will hold that information confidential on the same basis as the Operating Agent;

     (3)  to the disclosure of any written consent of the parties hereto.

25.  GOVERNING LAW AND JURISDICTION

(A) Governing Law: This Agreement is governed by, and shall be construed in accordance with, the laws of France.

(B) Consent to Jurisdiction: The Parties hereto irrevocably agree that the Tribunal de Commerce de Paris shall have the exclusive jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such court.

                                   SCHEDULE 1
                          CREDIT AND COLLECTION POLICY

                                   SCHEDULE 2
                          FORM OF SETTLEMENT STATEMENT

                                   SCHEDULE 3
                             FORM OF SUMMARY REPORT

                                   SCHEDULE 4
                                    Part A
                      CEAC COLLECTION ACCOUNT BANK MANDATE

                                     PART B
                      EXIDE COLLECTION ACCOUNT BANK MANDATE

                                     Part C
                          AMENDMENT LETTERS IN RESPECT
                       OF COLLECTION ACCOUNT BANK MANDATES

CEAC, Compagnie Europeenne d'Accumulateurs S.A.S.

Eureka Securitisation Plc

Batteries Funding Limited

                                                BNP Paribas
                                                41, rue Baudin
                                                92300 Levallois-Perret

                                                          Paris, le [.] mai 2002

Messieurs,

Nous nous referons a la Convention d'ouverture du compte n(degrees) 30004/02146/00010261143/74 intitule "Compte de Recouvrement d'Affectation Speciale au profit de Eureka".

En vertu de contrats devant etre conclus courant mai 2002, les creances subrogees mentionnees dans la Convention seront transferees a la societe Batteries Funding Limited.

Par consequent, Batteries Funding Limited viendra aux droits de Eureka au titre de la Convention, sans creer aucune obligation nouvelle ou supplementaire a la charge de BNP Paribas.

Lors de la prise d'effet de ces engagements, le compte devra etre intitule "Compte de Recouvrement d'Affectation Speciale au profit de Batteries Funding Limited".

Le virement permanent mentionne a l'article V. de la Convention devra etre effectue sur le compte numero 30004/02146/00010261046/74 ouvert dans les livres de BNP Paribas par la societe Exide Europe Funding Limited.

Nous vous prions de bien vouloir nous marquer votre acceptation des presentes, dont nous vous notifierons la date de prise d'effet ulterieurement, en nous retournant la copie des presentes ci-jointe signee a l'adresse suivante:

CEAC, Compagnie Europeenne d'Accumulateurs S.A.S.

5-7, allee des Pierres Mayettes

92230 Gennevilliers

Nous vous prions d'agreer, Messieurs, l'expression de notre consideration distinguee.

CEAC, Compagnie Europeenne d'Accumulateurs S.A.S.

Par:

Qualite:


------------------------


Eureka Securitisation Plc

Par:

Qualite:


------------------------


Batteries Funding Limited

Par:

Qualite:

------------------------


Accepte le [ ] mai 2002 par:

BNP Paribas

Par:

Qualite:


------------------------

Exide Europe Funding Limited

CEAC, Compagnie Europeenne d'Accumulateurs S.A.S.

Eureka Securitisation Plc

Batteries Funding Limited

                                                      BNP Paribas
                                                      41, rue Baudin
                                                      92300 Levallois-Perret

                                                          Paris, le [ ] mai 2002

Messieurs,

Nous nous referons a la Convention d'ouverture du compte n(degrees) 30004/02146/00010260949/74 intitule "Compte de Recouvrement d'Affectation Speciale au profit de Eureka".

En vertu de contrats devant etre conclus courant mai 2002, les creances subrogees mentionnees dans la Convention seront transferees a la societe Batteries Funding Limited.

Par consequent, Batteries Funding Limited viendra aux droits de Eureka au titre de la Convention, sans creer aucune obligation nouvelle ou supplementaire a la charge de BNP Paribas.

Lors de la prise d'effet de ces engagements, le compte devra etre intitule "Compte de Recouvrement d'Affectation Speciale au profit de Batteries Funding Limited".

Le virement permanent mentionne a l'article V. de la Convention devra etre effectue sur le compte numero 30004/02146/00010261046/74 ouvert dans les livres de BNP Paribas par Exide Europe Funding Limited.

Nous souhaiterions egalement que le compte ne soit plus affecte exclusivement a l'encaissement de sommes reglees sous forme d'effets de commerce mais a tous modes de reglements en euros.

Nous vous prions de bien vouloir nous marquer votre acceptation des presentes, dont nous vous notifierons la date de prise d'effet ulterieurement, en nous retournant la copie des presentes ci-jointe signee a l'adresse suivante:

Exide Europe Funding Limited

22 Grenville Street,

St. Helier

Jersey JEA 8PX

Channel Islands

Nous vous prions d'agreer, Messieurs, l'expression de notre consideration distinguee.

Exide Europe Funding Limited

Par:

Qualite:

------------------------


CEAC, Compagnie Europeenne d'accumulateur S.A.S.

Par:

Qualite:


------------------------


Eureka Securitisation Plc

Par:

Qualite:


------------------------


Batteries Funding Limited

Par:

Qualite:

------------------------

Accepte le [ ] mai 2002 par:

BNP Paribas

Par:

Qualite:


------------------------

                                   SCHEDULE 5
                          INITIAL CONDITIONS PRECEDENT

(a) A certified copy of the resolutions of the board of directors (or analogous body) of each Originator approving this Agreement and the other documents to be delivered by it and the transactions contemplated in this Agreement.

(b) Certified copies of the memorandum and articles of association (Statuts) of each Originator.

(c) A certificate of an appropriate officer of each Originator certifying the names and true signatures of the officers authorised on its behalf to sign this Agreement and the other documents to be delivered by it (on which certificate the Operating Agent may conclusively rely until such time as the Operating Agent receives from each Originator a revised certificate meeting the requirements of this paragraph (c)).

(d) Amendment letter in respect of CEAC Collection Account Bank Mandate duly executed by CEAC, Eureka Securitisation Plc, Batteries Funding Ltd and BNP Paribas.

(e) Amendment letter in respect of Exide Collection Account Bank Mandate duly executed by the Receivables Purchaser, CEAC, Eureka Securitisation Plc, Batteries Funding Ltd and BNP Paribas;

(f) A favourable opinion of legal advisers to the Operating Agent as to sale of Receivables and other relevant matters, in such form as the Operating Agent may reasonably require.

(g) A favourable opinion of legal advisers to each Originators as to capacity and corporate powers of the relevant Originator in such form as the Operating Agent may reasonably require

(h) Letter of Undertaking from Exide Europe in a form acceptable to the Operating Agent, plus a favourable opinion of legal advisers to the Operating Agent as to the execution and enforceability of the Letter of Undertaking.

(i) A favourable opinion of legal advisers to Exide Europe as to capacity and corporate powers of Exide Europe in such form as the Operating Agent may reasonably require.

(j) A Directors' Certificate from the directors of each Originator and Exide Europe in relation to the solvency of such Originator and a certificate from the directors and Exide Europe in relation to the solvency of Exide Europe in form and substance satisfactory to the Operating Agent.

(k) Execution of the Relevant Documents (as defined in each Origination Agreements) and all documentation to be delivered therewith.

(l) Satisfactory review by the Operating Agent of each Originator's billing and collection operations and reporting systems and implementation of any additional receivable tracking and reporting systems in form and substance satisfactory to the Operating Agent.

(m) Preparation of a written Credit and Collection Policy by each Originator, in form and substance satisfactory to the Operating Agent.

(n) The Operating Agent has received such other approvals, opinions or documents as it may reasonably request.

(o) A direction from Exide Europe or each Originator with regard to the payment of Citibank's (on its behalf), the Operating Agent's and Batteries Funding's legal costs (together with disbursements and VAT) in form and substance satisfactory to the Operating Agent.

(p)     Enigma Licence Agreement duly executed by Exide Europe.

(q) Satisfaction of all Initial Conditions Precedent set forth in Schedule 2 to the Facilities Agreement.

(r)     Execution of the Currency Exchange Agreement.

(s)     Execution of the Deed of Payment Allocation and Cross-Indemnity.

                                   SCHEDULE 6
                          FORM OF QUITTANCE SUBROGATIVE

                 (Article 1250-1(degrees) du Code Civil Francais)

To:      Exide Europe Funding Limited
         22 Grenville Street
         St Helier
         Jersey JEA 8PX

         Citibank, N.A., London Branch
         336 Strand
         London WC2R 1HB

CONFORMEMENT AUX DISPOSITIONS D'UNE CONVENTION INTITULEE "RECEIVABLES SUBROGATION AGREEMENT" en date du 6 juin 1997, modifiee en date du 24 mai 2002, entre CEAC, Compagnie Europeenne d'Accumulateurs S.A.S., Exide Europe Funding Ltd et Citibank N.A.

LE SOUSSIGNE

Exide Holding Europe, une Societe Anonyme, ayant son siege social a 5-7 Allee des Pierres Mayettes, 92636 Gennevilliers Cedex, France (the "Offer Agent") agissant au nom et pour le compte de:

CEAC, Compagnie Europeenne d'Accumulateurs S.A.S. societe anonyme domiciliee a 5-7 allee des Pierres Mayettes, 92230 Gennevilliers, immatriculee au Registre du Commerce et des Societes de Nanterre sous le numero B 682 030 895 representee par [], dument habilite a l'effet des presentes ("CEAC").

DECLARE PAR LES PRESENTES, QU'A LA DATE DU [...] (to be completed by the Operating Agent), DATE DE PAIEMENT EFFECTIF

PAR EXIDE EUROPE FUNDING Ltd

DE LA SOMME DE [...] euros.

EXIDE EUROPE FUNDING LTD sera subroge dans tous les droits, actions, privileges ou hypotheques de chacune des creances detenues par CEAC telles que ces creances sont identifiees et decrites dans un fichier transmis ce jour a Citibank N.A., succursale de Londres, agissant en tant que Operating Agent comportant notamment les informations figurant en annexe des presentes, dont une copie imprimee datee de la date de subrogation est gardee a titre d'archive, en application de l'Article 1250-1(degrees) du Code Civil Francais.

La presente Quittance Subrogative est soumise au droit francais.

Fait a [to be completed by Exide Holding Europe]

Le [to be completed by Exide Holding Europe]

EXIDE EUROPE FUNDING LTD

by:             [___]

Address:        22 Grenville Street

                St Helier

                Jersey JEA 8PX

                Channel Islands

Attention:      [___]

Telefax:        [___]


CEAC, COMPAGNIE EUROPEENNE D'ACCUMULATEURS S.A.S.

by:             [___]

                Exide Holding Europe as agent for CEAC, Compagnie Europeenne d'Accumulateurs S.A.S.

Address:        5-7, allee des Pierres Mayettes

                92230 Gennevilliers

                Attention: [___]

                Telefax: [___]

                                     ANNEXE

Le fichier sous forme de microfiche/ disquette/ ligne modem/ ou tout autre outil informatique approprie relatif aux creances cedees en vertu des presentes, mentionnant pour chacune d'elles:

-    Numero de facture

-    Nom du client

-    Montant TTC de la facture

-    Date d'emission de la facture

-    Date d'echeance des creances

-    Montant total des creances ainsi identifiees

                                   SCHEDULE 7
                                FORM OF CONTRACT

                                   SCHEDULE 8


                                     Part 1

                   INFORMATION TO BE PROVIDED TO EXIDE EUROPE

1. On the last Local Business Day in each calendar week prior to each Settlement Date:

      a computerised download containing the following fields:

          -    number, which identifies the applicable Originator

          -    customer number

          - customer identification number (numero Siret) (to be provided pursuant to the terms of Clause 9(N)(ii) of this Agreement)

          -    customer name

          -    customer type

          -    location of customer (country)

          -    invoice number

          -    journal number

          -    issue date of invoice

          -    due date of invoice

          -    currency of invoice

          -    currency amount of invoice (including any applicable VAT)

          -    type of invoice

     and other fields which may vary from applicable Originator to applicable Originator and which are necessary for Enigma to select Eligible Receivables.

2. On or before the third Determination Date of each calendar month, the information requested in Part 2 of this Schedule 8 in respect of the previous calendar month.

3. On or before the third Determination Date of the calendar months of March, June, September and December (or such more frequent time as the Operating Agent may request in writing in accordance with Clause 11(G) of this Agreement):

     A computerised download containing the addresses of the Account Debtors listed in paragraph 1 above, containing the following specific information:

               -    full customer name

               -    address field 1

               -    address field 2

               -    address field 3

               -    town

               -    area code

               -    country of address

         AND ALL OTHER INFORMATION WHICH MIGHT BE NECESSARY FOR THE CORRECT IDENTIFICATION BY THE OPERATING AGENT AND/OR EXIDE EUROPE OF THE ACCOUNT DEBTOR/CUSTOMER AND INVOICE.

                                     Part 2

                             FORM OF MONTHLY SUMMARY




To: Charles Prowse - Citibank Fax: +44 171 500 9665

CC: Claire Berdou - Exide Europe Headquarters Fax: +33 1 4121 2697

Originator:      ________________________________________________

Date Prepared:   ________________________________________________

Form month:      ________________________________________________

    No. of weeks in month ______________________

All information relates to 3rd party domestic customers.

1.  Total value of sales (inc. VAT): ________________________________

2.  Total value of Bad Debt Write-off: _____________________________________

3.  Total value of Credit Notes (Disputes/Claims/

   invoicing errors etc, inc. VAT): _________________________________

4. Total quantity of credit notes issued for the above reasons: ________________________________________________________

5.   Level of accruals for volume rebates: _____________________________________

6.   Amount of volume rebates paid out in the month: ___________________________

7.   Level of accruals for warranties: _________________________________________

8.   Prompt payment discounts paid: ____________________________________________

We certify that all information contained in this summary is true and accurate

[ORIGINATOR NAME]

__________________________________

Name

                                   SCHEDULE 9
                   FORM OF ADMISSION OF ADDITIONAL ORIGINATOR

To:  Citibank, N.A.   Copy to:  Exide Europe Funding Ltd

     336 Strand       c/o Exide Holding Europe

     London           5-7 Allee des Pierres Mayettes

     WC2R 1HB         92636 Gennevilliers Cedex

     U.K.      France


                       ADMISSION OF ADDITIONAL ORIGINATOR

Pursuant to the Receivables Subrogation Agreement dated 6 June 1997 as amended on 24 May 2002 (the "Agreement") among inter alia, you, Exide Europe Funding Ltd, and certain French Affiliates of Exide Holding Europe.

Terms defined in the Agreement shall, subject to any contrary indication, have the same meanings herein.

The Additional Originator hereby requests the Operating Agent to accept this Admission of Additional Originator pursuant to and for the purposes of Clause 19(D) of the Agreement so as to take effect in accordance with the terms thereof.

The Additional Originator confirms that it has received a copy of the Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Operating Agent to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Operating Agent to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of Exide Funding or each Originator.

The Additional Originator hereby undertakes with the Operating Agent and each of the other parties to the Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Agreement will be assumed by it after acceptance of this Admission of Additional Originator by the Operating Agent and satisfaction of the conditions precedent subject to which this Admission of Additional Originator is expressed to take effect.

The Operating Agent makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Agreement or any document relating thereto and assumes no responsibility for the financial condition of Exide Funding or each Originator or for the performance and observance by Exide Funding or each Originator of any of their respective obligations under the Agreement or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

The Additional Originator requests that in respect of references to the parties comprising the Originators in the Agreement, the following information be inserted in respect of the Additional Originator:

=============================================================================================
                                                                    . days

i) number of days in respect of the payment of invoices for
the purposes of paragraph (6) of the definition of "Eligible
Receivable"
---------------------------------------------------------------------------------------------
ii) date of most recent audited annual accounts for the             .
purposes of Clause 8(H)
---------------------------------------------------------------------------------------------
iii) principal place of business of Additional Originator for       .
the purposes of Clause 8(17)
---------------------------------------------------------------------------------------------
iv) Collection Account                                              [Code Banque:

                                                                    Code Guichet:

                                                                    Numero de Compte:

                                                                    Cle RIB:]
---------------------------------------------------------------------------------------------
iv) Originator Non-Transaction Account                              [Code Banque:

                                                                    Code Guichet:

                                                                    Numero de Compte:

                                                                    Cle RIB:]
=============================================================================================

This Admission of Additional Originator and the rights, benefits and obligations of the parties hereunder is governed by and shall be construed in accordance with French law.

[ADDITIONAL ORIGINATOR]

By:

Address:

Attention:

Telefax:

Telephone:

Date:


AGREED TO BY:

[ANY ADDITIONAL ORIGINATOR]

By:

[CEAC]

By:

[EXIDE EUROPE FUNDING LTD]

By:




CONSENTED TO THIS ______ DAY OF __________, ________:

Citibank, N.A., London Branch

By:

                                   SCHEDULE 10
          List of Account Debtors Other Than Designated Account Debtors


Fiat

                                  SCHEDULE 11
                            ENIGMA LICENCE AGREEMENT


                                                                    [.] May 2002

Attention: Company Secretary and Financial Director

                            Enigma Licence Agreement



Dear Sirs:

In connection with the preparation of certain data required to be delivered under the origination agreements dated (or amended) as of the date hereof between certain of your European subsidiaries, Batteries Funding Limited, yourselves and ourselves (together with any other origination agreement which may be entered after the date hereof, the "Agreements") we are making available to you certain proprietary computer software and related documentation collectively known as "Enigma". Enigma has been developed by us, on the basis of commercially available software which we purchased, to help manage the securitisation of trade receivables portfolios. This letter is to confirm the terms on which we are licensing your use of Enigma.

Acknowledging that Enigma is and shall remain the property of Citibank, N.A., you shall be entitled to use Enigma solely in connection with the performance of your obligations under the Agreements. Only those of your personnel responsible for such performance will be allowed to have access to Enigma and the use thereof. You will keep Enigma confidential and not copy or divulge any of its content to any third parties and shall return to us or destroy all copies of Enigma in your possession upon the termination of the Agreements.

Should Enigma fail accurately to produce information required under the Agreements from adequate and accurate input, we will (i) provide all assistance you reasonably request to enable the timely production of such information using alternative methods, (ii) immediately commence efforts to identify and correct the cause of such failure, and (iii) should the foregoing prove unsuccessful, co-operate fully with you in devising alternative solutions, taking into account the actual circumstances, and in obtaining any required approval thereof from other parties. Further, we will promptly update your version of Enigma with any future program improvements.

Except as provided above and in the Agreements, we shall have no responsibility whatever arising out of any Enigma failure, do not in any manner warrant or guaranty its performance and in no event shall we have monetary liability in connection with such failure or such performance or the consequences thereof, your having acknowledged that our foregoing commitment of assistance and co-operation is appropriate in the circumstances and your sole remedy.

Please acknowledge your acceptance of the foregoing in the place provided below.

                                                 Very truly yours,

                                                 CITIBANK, N.A.,
                                                 London Branch

                                                 By:

                                                 Title: Vice President


Agreed and accepted

EXIDE HOLDING EUROPE

By:  ____________________

     Name:
     Title:


By:  _____________________

     Name:
     Title:

                                   SCHEDULE 12


                                     Part A
                               NOTIFICATION LETTER


                    MODELE DE LETTRE DE NOTIFICATION INITIALE
                           [Papier a en-tete de CEAC]
                  [Lettre recommandee avec accuse de reception]

                                                                        [.] 2002

Nous vous prions de noter que, en vertu d'une convention cadre de subrogation, la societe Exide Europe Funding Ltd est subrogee dans tous nos droits et actions attaches aux creances dont vous etes redevables envers nous. En consequence, nous vous informons que vous devez effectuer tous vos paiements relatifs auxdites creances conformement aux indications suivantes:

(i) les paiements en especes ou par virement devront etre effectues sur le compte n(degrees) 30004/02146/00010260949/74 ouvert au nom de Exide Europe Funding Ltd dans les livres de BNP Paribas agence Levallois Front de Seine;

(ii) les paiements par cheques devront etre libelles a l'ordre de Exide Europe Funding Ltd. Les cheques devront etre adresses a BNP Paribas, Agence Levallois Front de Seine, 41, rue Baudin, 92300 Levallois-Perret; et

(iii) les billets a ordre, lettres de change et traites devront etre souscrits ou emis a l'ordre de Exide Europe Funding Ltd.

Conformement a la loi, seuls seront liberatoires les paiements effectues conformement aux indications ci-dessus. Vous vous exposeriez a payer deux fois la meme somme si votre paiement n'est pas effectue strictement comme indique ci-dessus, meme si vous payez directement CEAC.

_________________________

CEAC

                                       Translation for information purposes only



                       FORM OF INITIAL NOTIFICATION LETTER
                              [Letterhead of CEAC]
                [Registered mail with acknowledgement of receipt]

                                                                        [.] 2002

We hereby give you notice that, pursuant to a subrogation agreement, Exide Europe Funding Ltd is subrogated in all our rights, title and interest in all receivables owed to us by you. Accordingly, we inform you that you must make all your payments in respect of such receivables according to the instructions below:

(i) payments in cash or by bank transfer shall be made to the account n(degrees) 30004/02146/00010260949/74 open in the name of Exide Europe Funding Ltd with BNP Paribas Levallois Front de Seine branch;

(ii) payments by cheques shall be made to the order of Exide Europe Funding Ltd. The cheques shall be sent to BNP Paribas, Agence Levallois Front de Seine, 41, rue Baudin, 92300 Levallois-Perret; and

(iii) promissory notes and bills of exchange shall be issued to the order of Exide Europe Funding Ltd.

Pursuant to the law, you will only be discharged of your payment obligations by following the instructions above. You could be exposed to pay twice the same amount if your payment is not made strictly in accordance with the instructions above, even though you pay directly CEAC.

                                     Part B
                               PAYMENT INSTRUCTION

 [Modele de clause de notification devant etre inseree dans les factures emises par CEAC]

Exide Europe Funding Ltd est SUBROGEE dans le benefice de la presente facture. En consequence:

(i) les paiements en especes ou par virement doivent etre effectues sur le compte n(degrees) 30004/02146/00010260949/74 ouvert au nom de Exide Europe Funding Ltd dans les livres de BNP Paribas agence Levallois Front de Seine;

(ii) les paiements par cheques doivent etre libelles a l'ordre de Exide Europe Funding Ltd. Les cheques doivent etre adresses a BNP Paribas, Agence Levallois Front de Seine, 41, rue Baudin, 92300 Levallois-Perret; et

(iii) les billets a ordre, lettres de change ou traites devront etre souscrits ou emis a l'ordre de Exide Europe Funding Ltd.

Seuls sont liberatoires les paiements effectues conformement aux indications ci-dessus.

          [Form of notification clause to be inserted in CEAC invoices]


Exide Europe Funding Ltd is subrogated as beneficiary of this invoice.
Accordingly:

(i) payments in cash or by bank transfer shall be made to the account n(degrees) 30004/02146/00010260949/74 opened in the name of Exide Europe Funding Ltd with BNP Paribas Levallois Front de Seine branch; and

(ii) payments by cheques shall be made to the order of Exide Europe Funding Ltd. The cheques shall be sent to BNP Paribas, Agence Levallois Front de Seine, 41, rue Baudin, 92300 Levallois-Perret.

(iii)   promissory notes shall be issued to the order of Exide Europe Funding
        Ltd.

Pursuant to the law, you will only be discharged of your payment obligations by following the instructions above.

                                  SCHEDULE 13
           FORM OF LETTER OF ACCEPTANCE OF THE STIPULATION POUR AUTRUI


To:        Exide Europe Funding Ltd (the "Receivables Purchaser")

cc:        Citibank, N.A. London Branch., (the "Operating Agent")

Dear Sirs,

We refer to a Receivables Subrogation Agreement dated 6 June 1997 as amended on 24 May 2002 and made between CEAC, Compagnie Europeenne D'Accumulateurs S.A.S., Exide Holding Europe S.A., Exide Europe Funding Ltd et Citibank, N.A. London Branch (the "Receivables Subrogation Agreement").

Terms defined in the Receivables Subrogation Agreement shall bear the same meaning when used herein.

We refer to Clause 8.1 (1) of the Receivables Subrogation Agreement which states:

        The Receivables Purchaser as stipulant hereby stipulates and each Originator as promettant hereby promises for the benefit of Batteries Funding as beneficiaire in accordance with articles 1121 and 1122 of the French Civil Code, that Batteries Funding shall, subject to the terms and conditions hereof, have the benefit of all the representations, warranties, covenants and obligations granted by each Originator herein.

We hereby accept such stipulation in accordance with articles 1121 and 1122 of the French Civil Code.

Yours faithfully,


_________________________
Batteries Funding Limited

                                  SCHEDULE 14
                             DIRECTORS' CERTIFICATE

                 Solvency certificate from the directors of CEAC

                            [Company's headed-paper]

To : Citibank N.A., London Branch

     33 Citicorp Square

     5/th/ Floor

     Canary Wharf

     London E14 5LB

                                                                    [.] May 2002

Securitisation programme for the Exide Group's commercial receivables

Pursuant to your request, and in the context of the securitisation programme for the Exide Group's commercial receivables, we hereby confirm the following points:

1. CEAC, Compagnie Europeenne d'Accumulateurs S.A.S. is not in a state of insolvency, whether declared or not;


2. CEAC, Compagnie Europeenne d'Accumulateurs S.A.S. (i) is not subject to an arrangement with creditors or amicable settlement within the meaning of Articles L. 611-1 to L. 612-5 of the Commercial Code, (ii) no administrator, or advisor has been appointed to manage its assets, (iii) CEAC, Compagnie Europeenne d'Accumulateurs S.A.S. is not subject to any judicial re-organisation or liquidation procedure within the meaning of Articles L. 620-1 to L. 628-3 of the Commercial Code, (iv) no judgement ordering the partial or total cessation of the company has been issued, and
     (v) we have not been informed of anything likely to compromise the continuity of the operation pursuant to Articles L. 234-1 et seq. of the Commercial Code and we have not been given any information likely to initiate explanatory proceedings (procedure d'alerte);

3. that to the best of our knowledge and after having undertaken all the required investigations, no event has occurred or is likely to occur likely to entail the cessation of payments (cessation des paiements) by CEAC, Compagnie Europeenne d'Accumulateurs S.A.S. or would justify any implementation of explanatory proceedings.


--------------------------------

President of CEAC, Compagnie Europeenne d'Accumulateurs S.A.S.

                                 SCHEDULE 15
                     POWER OF ATTORNEY IN FAVOUR OF CITIBANK


                                                                    [.] May 2002

THIS POWER OF ATTORNEY is made on [.] May 2002 by CEAC, COMPAGNIE EUROPEENE D'ACCUMULATEURS S.A.S., a company whose registered office is at 5-7 allees des Pierres Mayette 92230 Gennevilliers (defined as the "Originator" herein) and EXIDE EUROPE FUNDING LTD., a company whose registered office is at 22, Grenville Street, St Helier, Jersey JEA 8PX Channel Islands, in favour of CITIBANK N.A., a company whose registered office is at 336 Strand, London WC2R 1HB acting in its capacity as Operating Agent ("Citibank") (the "Attorney").


WHEREAS

(A) Pursuant to a Receivables Subrogation Agreement dated 6 June 1997 (as amended on 24 May 2002 and as may be from time to time amended, restated or otherwise replaced) made by and between the Offer Agent, the Originator, (including Originators acceding from time to time thereto), Exide Europe Funding Ltd. (the "Receivables Purchaser") and Citibank (the "RSA"), the Originator will from time to time transfer to the Receivables Purchaser by way of Subrogation pursuant to Article 1250-1(degrees) of the French Civil Code certain receivables evidenced by invoices rendered by the Originator (the "Receivables") and the Receivables Purchaser will be subrogated to all rights and interest of the Originator therein.

(B) Receivables and Collections so transferred and not subsequently reacquired by the Originator or collected in full are referred to herein as the "Subrogated Receivables".

(C) Under the RSA, Citibank is appointed as the Operating Agent of the Receivables Purchaser hereunder (if applicable), and the Originator has been appointed as its Sub-Servicer under the RSA.

(D) Terms not defined herein shall have the meaning ascribed to such terms in the RSA.


NOW, THEREFORE, the parties agree as follows:

1. THE ORIGINATOR AND THE RECEIVABLES PURCHASER HEREBY APPOINT the Attorney in respect of Subrogated Receivables and their related Collections to be their true and lawful attorney for them and in their name to do any of the following acts, deeds and things or any of them as may be within the power of the Originator and the Receivables Purchaser at any time after the occurrence of an Early Amortisation Event:

     (a) to exercise their rights, powers and discretions in respect of Subrogated Receivables and in respect of any other related rights (such related benefit and other rights being the "Ancillary Rights");

     (b) to execute, sign, seal and deliver any document and to do any other act or thing which they may deem to be necessary in order to protect the interests of Batteries Funding and/or the Lenders and/or the Operating Agent, proper or expedient for fully and effectually vesting or transferring Subrogated Receivables and the Ancillary Rights in or to the Receivables Purchaser or its successors in title or other person or persons entitled to the benefit thereof (as the case may require) pursuant to and in accordance with the RSA;

     (c) to demand, sue for and receive all moneys due or payable under or in respect of Subrogated Receivables and the Ancillary Rights and pay such moneys to the persons to whom such moneys are required to be paid under the RSA;

     (d) upon receipt of such moneys as referred to in Clause 1(c) above or of any part thereof to give to the payer thereof good receipts and discharges for the same and to execute such receipts, releases, re-assignments, retransfers, instruments and deeds as may be requisite or advisable;

     (e) to redirect mail and endorse drafts, cheques and other payment media, to perform any agreement or obligation of the Originator and/or the Receivables Purchaser under or in connection with the RSA and/or under the CEAC Collection Account Bank Mandate and/or the Exide Collection Account Bank Mandate and to exercise all other remedies of the Originator and/or the Receivables Purchaser under the RSA or existing at law; and

     (f) from time to time to substitute and appoint severally one or more attorneys (the "Substitute Attorneys") for all or any of the purposes aforesaid (including the power to authorise any person so appointed to make further appointments).

2. The Originator and the Receivables Purchaser hereby agree at all times hereafter to ratify and confirm any act, matter or deed whatsoever the Attorney or any Substitute Attorney shall lawfully do or cause to be done under or pursuant to this Power of Attorney to the extent that such act or acts and execution are within the power of the Originator and the Receivables Purchaser and within the contemplation of this Power of Attorney and the Originator and the Receivables Purchaser shall jointly and severally indemnify the Attorney or any Substitute Attorney in respect of any loss, claim, cost, expense or liability in connection with this Power of Attorney save to the extent that the same arises out of their negligence, wilful default or bad faith. In furtherance of the power herein granted, the Originator agrees that it will assist and co-operate with the Operating Agent and provide such facilities as the Operating Agent may reasonably request.

3. The Originator and the Receivables Purchaser declare that this Power of Attorney has been given for security purposes and to secure continuing obligations of the Originator and the Receivables Purchaser under the RSA and the above-mentioned transfer, and the powers hereby created shall be irrevocable and will extend to and be binding upon the successors and assigns of the Originator and the Receivables Purchaser, and the opening of insolvency proceedings over the assets of the Originator and the Receivables Purchaser shall not affect the Powers of Attorney granted by any of the other Originators.

4. The Attorney hereby accepts its appointment hereunder on the terms and subject to the conditions of this Power of Attorney and the RSA, which Power of Attorney is expressly stipulated for the common interest (stipule d'interet commun) of the parties thereto.

5. The laws of the France shall apply to this Power of Attorney and the interpretation thereof and to all acts of the Attorneys or any Substitute Attorney carried out under the terms hereof.


IN WITNESS whereof this Power of Attorney has been executed on the day and year first above written.


CEAC, COMPAGNIE EUROPEENE D'ACCUMULATEURS S.A.S.:

By:        [.]

Address:   5-7 allees des Pierres Mayette
           92230 Gennevilliers


EXIDE EUROPE FUNDING LTD

By:        [.]

Address:   22, Grenville Street
           St Helier
           Jersey JEA 8PX
           Channel Islands

The Attorney:

Citibank, N.A., London Branch as Operating Agent

By:        [.]

Address:   336 Strand
           London, WC2R 1HB
           United Kingdom

                                  SCHEDULE 16
                            SPECIAL DILUTION RESERVE

    *Settlement Date      *Settlement Date              Table        Reserve

       May 16, 2002          May 15, 2003             May Week 3       1.8%
       May 23, 2002          May 22, 2003             May Week 4       0.1%
       May 30, 2002          May 29, 2003             May Week 5       0.0%
      June 7,  2002          June 5, 2003            June Week 1       0.5%
      June 13, 2002         June 12, 2003            June Week 2       0.2%
      June 20, 2002         June 19, 2003            June Week 3       0.0%
      June 27, 2002         June 26, 2003            June Week 4       0.0%
       July 5, 2002          July 3, 2003            July Week 1       0.0%
      July 11, 2002         July 10, 2003            July Week 2       0.0%
      July 18, 2002         July 17, 2003            July Week 3       0.4%
      July 25, 2002         July 24, 2003            July Week 4       0.0%
     August 1, 2002         July 31, 2003          August Week 1       0.0%
     August 8, 2002        August 7, 2003          August Week 2       0.0%
    August 15, 2002       August 14, 2003          August Week 3       0.0%
    August 22, 2002       August 21, 2003          August Week 4       0.0%
    August 29, 2002       August 28, 2003          August Week 5       2.4%
   September 5, 2002     September 4, 2003       September Week 1      0.7%
  September 12, 2002    September 11, 2003       September Week 2      0.0%
  September 19, 2002    September 18, 2003       September Week 3      3.0%
  September 26, 2002    September 25, 2003       September Week 4      0.0%
     October 3, 2002      October 2, 2003         October Week 1       0.0%
    October 10, 2002      October 9, 2003         October Week 2       0.0%
    October 17, 2002     October 16, 2003         October Week 3       0.0%
    October 24, 2002     October 23, 2003         October Week 4       1.3%
    October 31, 2002     October 30, 2003         October Week 5       0.0%
    November 7, 2002     November 6, 2003        November Week 1       0.0%
   November 14, 2002    November 13, 2003        November Week 2       0.0%
   November 21, 2002    November 20, 2003        November Week 3       0.0%
   November 29, 2002    November 28, 2003        November Week 4       0.0%

    December  5, 2002      December 4, 2003      December Week 1      0.0%
    December 12, 2002     December 11, 2003     December Week 2       0.0%
    December 19, 2002     December 18, 2003     December Week 3       0.0%
    December 27, 2002     December 24, 2003     December Week 4       0.0%
     January 3, 2003       January 2, 2004      January Week 1        0.0%
     January 9, 2003       January 8, 2004      January Week 2        3.6%
    January 16, 2003      January 15, 2004      January Week 3        2.8%
    January 23, 2003      January 22, 2004      January Week 4        0.0%
    January 30, 2003      January 29, 2004      January Week 5        0.0%
    February 6, 2003      February 5, 2004     February Week 1        1.3%
    February 13, 2003    February 12, 2004     February Week 2        2.2%
    February 20, 2003    February 19, 2004     February Week 3        1.1%
    February 27, 2003    February 26, 2004     February Week 4        0.0%
      March 6, 2003         March 4, 2004        March Week 1         2.7%
     March 13, 2003        March 11, 2004        March Week 2         3.3%
     March 20, 2003        March 18, 2004        March Week 3         0.0%
     March 27, 2003        March 25, 2004        March Week 4         0.0%
      April 3, 2003         April 1, 2004        April Week 1         0.8%
     April 10, 2003         April 8, 2004        April Week 2         1.9%
     April 17, 2003        April 15, 2004        April Week 3         0.0%
     April 24, 2003        April 22, 2004        April Week 4         2.0%
       May 2, 2003         April 29, 2004         May Week 1          1.0%
       May 8, 2003           May 6, 2004          May Week 2          3.2%

* If the date set out in the column below is not a Programme Business Day, the Settlement Date shall be the next succeeding Programme Business Day.

                                 EXECUTION PAGE

CEAC, COMPAGNIE EUROPEENNE D'ACCUMULATEURS S.A.S.

by:

Address:                 5-7, allee des Pierres Mayettes
                         92230 Gennevilliers

Attention:               Neil Bright

Telefax:                 +33 01 47 92 74 81

EXIDE HOLDING EUROPE S.A.

by:

Address:                 5-7, allee des Pierres Mayettes
                         92230 Gennevilliers

Attention:               Dr. Albrecht Leuschner

Telefax:                 +33 1 41 21 23 00


EXIDE EUROPE FUNDING LTD

by:

Address:                 22 Grenville Street
                         St Helier
                         Jersey JEA 8PX
                         Channel Islands

Attention:               Company Secretary

Telefax:                 (44) 1534 609333

CITIBANK, N.A. London Branch

by:

Address:         Citicorp Centre
                 33 Canada Square
                 5/th/ Floor
                 Canary Wharf
                 London E14 5LB

Attention:       Nigel Kilvington/Charles Prowse

Telefax:         +44 (0)207 986 4705